Exhibit (b)(1)
FACILITY AGREEMENT
THIS FACILITY AGREEMENT (this “Agreement”) made at Bangalore this ______ day of August 2010 between:
1.	Opto Circuits (India) Limited, a body corporate incorporated under the Companies Act, 1956 and having its registered office at Plot No.83, Electronics City, Bangalore South, Karnataka 560 100 (the “Borrower”, which expression shall, unless repugnant to the subject or context thereof, be deemed to mean and include its successors and / or permitted assigns);
and
2.	STANDARD CHARTERED BANK, a body corporate Incorporated under Royal Charter, 1853 having its principal office at 1 Aldermanbury Square, London EC2V 7SB acting through its Bangalore branch at Raheja Towers, 26/27, M.G.Road, Bangalore 560 001 (the “Bank”, which expression shall, unless repugnant to the subject or context thereof, be deemed to mean and Include its successors and / or assigns).
The Borrower and the Bank are hereinafter collectively referred to as the “Parties” and each individually as the “Party”.
WHEREAS:
At the request of the Borrower, the Bank has agreed to extend to the Borrower a working capital facility on the terms and conditions contained herein.
NOW, THEREFORE, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Wherever used in this Agreement or any Schedule hereto, unless the context otherwise requires, the following capitalised terms have the following meanings:

“Act” means the Companies Act. 1956;

“Additional Conditions” means the conditions designated as such in the Schedule.

“Additional Interest Rate” means the rate designated as such in the Schedule.

“Arrangement Fee” means the fee payable by the Borrower in the amount, and at the time(s), more particularly described in the Schedule.

“Availability Period” means the period designated as such in the Schedule.

“Business Day” means a day of the week on which banks are generally open for business in Bangalore.

“Conditions Precedent” means the conditions precedent to be satisfied by the Borrower as set out in the Schedule.

“Designated Branch” means the branch designated as such in the Schedule.

“Drawdown Notice” means a notice from the Borrower to the Bank requesting that all or a portion of the Facility be disbursed to the Borrower.

“Facility” has the meaning given to it in Clause 2.

“Facility Documents” means this Agreement, the Facility Letter, and all other deeds, instruments and agreements of any nature that have been / are to be executed between the Parties, or with any third parties in relation to the Facility.

“Facility Letter” means the facility letter dated 18 August, 2010 from the Bank to the Borrower regarding the sanction of the Facility, as amended, modified, varied and supplemented including, any subsequent facility letter(s) issued by the Bank regarding the Facility from time to time.

“Final Repayment Date” means the latest of the dates detailed in the Drawdown Notice given by the Borrower and accepted by the Bank or such date as may be agreed to by the Bank in relation any further drawings pursuant to Clause 6 (Further Drawings) hereof.

“Financial Covenants” means the Additional Conditions described as such in the Schedule.

“Group Member” has the meaning given to it in Clause 14.8.3.

“Interest Payment Date” means the date(s) on which Interest is payable by the Borrower under this Agreement, as set out in the Schedule.

“Outstanding Amounts” has the meaning given to it in Clause 4.1.

“Participation” has the meaning given to it in Clause 14.12.

“Participating Bank/s” has the meaning given to it in Clause 14.12.

“Proposal” means the proposal / application made by the Borrower to the Bank requesting the Bank to make available the Facility, and all information submitted in relation thereto.

“Purpose” has the meaning given to it in the Schedule.

“Relevant Currency Amount” means with respect to any currency the amount set out in relation to such currency in the Schedule.

“Repayment Amount” has the meaning given to it in the Schedule.

“Repayment Date” means the date(s) as stated in the Drawdown Notice and as accepted by the Bank or the date as may be agreed to by the Bank in relation any further drawings pursuant to Clause 6 (Further Drawings) hereof.

“Secured Assets” means those assets which have been given as security in favour the Bank for the repayment of the Facility;

“Security” means the security to be provided by the Borrower in respect of its obligations under this Agreement, as more particularly described in the Schedule.

“Specified Rate” means the interest rate applicable to the respective currency and designated as such in the Schedule.

1.2	Interpretation

1.2.1	The Schedule shall be considered an integral part of this Agreement.

1.2.2	In this Agreement:
(a)	words denoting the singular shall include the plural and vice versa;

(b)	unless the context otherwise requires references to clauses or schedules are to clauses or schedules of this Agreement;

(c)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, executed or re-enacted or consolidated (from time to time) and all statutory instruments or orders (including delegated legislation whether by way of rules, notifications, bye-laws and guidelines).
2.	THE FACILITY

Subject to the terms of this Agreement, the Bank agrees to make available, and the Borrower agrees to avail of a revolving loan facility in the currency(ies) specified in, and in amount(s) not exceeding the Relevant Currency Amount (the “Facility”).

3.	DRAWDOWN CONDITIONS

3.1	The Borrower may, subject to Clause 3.3, utilise the Facility by delivering to the Bank at the Designated Branch a duly completed Drawdown Notice.

3.2	For the purposes of Clause 3.1 above, the Drawdown Notice will not be considered to have been duly completed unless:
(i)	the Drawdown Notice specifies: (i) the currency and amount to be disbursed by the Bank; (ii) the proposed date of utilisation; (iii) the proposed Repayment Date: and (iv) the proposed Specified Rate;

(ii)	the proposed date of utilisation is a Business Day within the Availability Period;

(iii)	the Drawdown Notice specifies that no Event of Default or potential Event of Default has occurred and/or is in existence or continuing;

(iv)	the Drawdown Notice is given at least 3 Business Days prior to the proposed date of utilisation:

(v)	the amount proposed to be borrowed in a particular currency (as set out in the Drawdown Notice) when aggregated with the outstanding principal amount(s) borrowed by the Borrower under this Agreement in that currency does not exceed the Relevant Currency Amount;

(vi)	the Drawdown Notice sets out the detail(s) of the bank account(s) into which the proceeds of the Facility are to be remitted;

(vii)	all Conditions Precedent have been satisfied; and

(viii)	the Additional Conditions (if any) have been complied with; and

(ix)	the Security has been validly created in form and substance acceptable to the Bank.
3.3	If the Drawdown Notice is duly completed, the Bank may at its sole and absolute discretion disburse to the Borrower the amount set out in the Drawdown Notice in the currency set out in the Drawdown Notice and on the terms set out therein unless otherwise communicated by the Bank.

4.	INTEREST

4.1	The Borrower shall pay interest and other charges to the Bank in respect of the Outstanding Amounts under the Facility at the Specified Rate or such other rate as may be notified by the Bank from time to time on the Interest Payment Date. The Specified Rate shall be calculated with reference to the Base Rate and shall comprise of Base Rate plus margin (as may be agreed with the Bank from time to time). The Specified Rate may be varied at the discretion of the Bank from time to time.

4.2	In the event of default on the part of the Borrower in making payment of the Outstanding Amounts as and when the same are due to be paid, the Borrower shall pay to the Bank additional interest at the Additional Interest Rate, such interest to be payable on and from the date of default to and including the date on which such delay / default is rectified. The Bank’s right to claim such interest shall be without prejudice to the Bank’s right to take any other action available to it under the terms of this Agreement or at law in respect of such event of default.

4.3	All interest payable under this Agreement shall accrue in the manner set forth in the Schedule.

5.	REPAYMENT / PREPAYMENT

5.1	Except as otherwise agreed by the Bank, the Borrower shall repay the principal amount of the Facility outstanding from time to time on each Repayment Date in an amount equal to the Repayment Amount provided that:
(i)	the Facility shall be repaid in full by the Final Repayment Date;

(ii)	the Bank shall be entitled to demand immediate repayment of the entire amount of the Facility outstanding if any portion of the principal amount of the Facility or any interest due thereon is not paid as and when it is due to be paid; and

(iii)	in the event that the whole or part of any of the Facility outstanding was borrowed in a currency other than Indian Rupees, the Borrower may repay with the prior written consent of the Bank such outstandings in Indian Rupee equivalent amounts calculated at the exchange date on the Repayment Date of such Facility.

5.2	The Borrower shall pay all costs, charges and expenses of the Bank promptly as and when required to do so by the Bank.

5.3	The Bank shall be under no obligation to provide the Borrower with any notice, reminder or other intimation to the Borrower regarding its obligation to pay the amount(s) payable under this Agreement, and it shall be entirely the Borrower’s responsibility to ensure prompt and regular payment of the amount(s) payable by the Borrower to the Bank as and when due and in the manner provided herein.

5.4	The Borrower shall be entitled to prepay the Facility with the prior written consent of the Bank (which shall be granted at their sole and absolute discretion) and provided that any such prepayment shall be made subject to payment of such prepayment costs as may be specified by the Bank.

6.	FURTHER DRAWINGS

At the request of the Borrower, the Bank may in its sole discretion and option agree to the Borrower re-borrowing any amount(s) repaid by the Borrower under this Agreement whether it is for the same principal amount or any lesser amount and for such further periods as the Bank may deem fit in its sole discretion having regard to applicable regulatory guidelines, rules including from the Reserve Bank of India and also, subject to the Bank’s discretion in revising the Specified Rate of Interest payable on the Facility and /or revising any of the conditions for the Facility including, specifying additional conditions, which shall all be binding on the Borrower. Any request by the Borrower under this clause does not need to be in the form of a Drawndown Notice. Notwithstanding this, upon any such request being made by the Borrower, the Borrower shall have deemed to have warranted and represented to the Bank that there is no Event of Default or potential Event of Default has occurred and/or is in existence or continuing.

7.	CANCELLATION

7.1	Unless otherwise agreed to by the Bank in writing, the undrawn amount(s) of the Facility shall stand automatically cancelled upon the expiry of the Availability Period.

7.2	The Bank shall have the right to cancel all undrawn amount(s) of the Facility upon the occurrence of an Event of Default.

8.	FEES

The Borrower shall pay to the Bank the Arrangement Fee NIL

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Borrower hereby represents and warrants to the Bank on a continuing basis that:

9.1.1	the Borrower is legally and properly organized and in existence as a private limited company incorporated and registered under the Companies Act, 1956 and has obtained all necessary consents, approvals, licences and permissions for the conduct of its business;

9.1.2	the Borrower is empowered and authorized to enter into this Agreement, and to execute all documents executed / required to be executed under or in relation to this Agreement, and the Borrower has taken all necessary action for the execution of this Agreement, and to avail of the Facility from the Bank;

9.1.3	this Agreement and all documents required to be executed under and / or in relation to this Agreement constitute / will constitute valid and binding obligations of the Borrower enforceable in accordance with their own terms, and the person(s) executing such document(s) on behalf of the Borrower have been duly authorised to do so;

9.1.4	by availing the Facility, the Borrower will not violate any (i) covenants or conditions under any existing agreement entered into by the Borrower with any third party; (ii) provision of any decree of any competent authority; and/or (iii) applicable law;

9.1.5	there is no action, suit, proceeding or investigation pending and/or continuing or to the knowledge of the Borrower threatened by or against the Borrower or the property of the Borrower before any court of law, government authority or other competent authority which may have a material effect on the financial and other affairs of the Borrower, or which may call into question the validity, enforceability or performance by the Borrower of this Agreement or any of its terms and conditions;

9.1.6	no Event of Default or potential Event of Default has occurred and/or is in existence or continuing;

9.1.6	all factual and other Information provided to the Bank in the Proposal was true and accurate as at a date no earlier than the date on which it was provided; and

9.1.7	The Borrower will promptly inform the Bank about any litigation, dispute, or any proposal by a regulatory body to acquire the Security, or any of it.

9.2	The Borrower hereby agrees to Indemnify the Bank against any costs, fees, charges or expenses that may be incurred by the Bank as a result of breach of any of the representations / warranties set out in Clause 9.1 above. For this purpose the Bank shall be entitled to debit the account(s) of the Borrower maintained with the Bank, and until satisfaction of all such amount(s) due, treat such amount(s) as an advance secured under this Agreement.

10.	COVENANTS

10.1	Affirmative Covenants

For so long as any of the Outstanding Amounts are still outstanding, the Borrower shall:

10.1.1	allow the representative(s) and / or nominee(s) of the Bank to enter into the premises of the Borrower in order to inspect the property, books of account and other relevant accounts, documents and records of the Borrower provided to the Bank as security for the obligations of the Borrower under / in respect of this Agreement. The Borrower shall promptly repay the Bank all costs and expenses incurred in respect of such inspection.

10.1.2	execute in favour of the Bank and / or its nominee(s) such further documents, forms and / or papers as the Bank may in its absolute discretion require in connection with the Facility.

10.1.3	utilise the Facility only for the Purpose.

10.1.4	immediately notify the Bank upon becoming aware of any Event of Default or Potential Event of Default.

10.1.5	furnish such other documents and / or information as may be required by the Bank.

10.1.6	not breach, or cause to be breached, the Financial Covenants.

10.1.7	ensure that the Security provided by the Borrower under / in relation to this Agreement is of such value as is sufficient to meet the security margin requirements of the Bank. In the event either the value of the Security deteriorates and/or the Bank advances further sum(s) to the Borrower under this Agreement such that the value of the Security provided by the Borrower under this Agreement does not meet the security margin requirements of the Bank, the Borrower shall deposit with the Bank additional security in the form of cash or such other securities as are acceptable to the Bank, failing which the Bank may at its discretion sell, dispose of, or realise any or all of the Security without being liable for any loss or damage or diminution in value of the Security.
10.1.8	(a)	at its own cost and expense keep all immovable property(ies) / plant and machinery /stocks of the Borrower which have been provided to the Bank as security in respect of the obligations of the Borrower under / in relation to this Agreement fully insured against such risks, and for such amount(s) and for such period and in such form(s) as the Bank may from time to time require, either in the joint names of the Bank and the Borrower, or with the Bank named as loss payee therein, with such reputable insurer(s) as the Bank shall approve in writing. The Borrower shall deposit with the Bank all such insurances along with any cover notes and receipts evidencing payment of premia etc.

	(b)	in relation to such insurances as are required to be maintained pursuant to Clause 10.1.8 (a) above, the Borrower shall make punctual payment of all premia to be paid in relation to such Insurances, and shall not do or suffer to be done any act which may invalidate such insurance.

	(c)	in the event the Borrower becomes entitled to make any claims under the above insurances, promptly make a claim under such insurances, and apply all monies received either in reinstatement of the property(ies)/plant and machinery/stocks insured or towards repayment of the Outstanding Amounts.

	(d)	if the Borrower fails to Insure and / or keep insured any of the property(ies) /plant and machinery /stocks provided to the Bank as security the Bank shall, without prejudice to its rights and liabilities under this Agreement or at law, be at liberty to Insure and keep insured any of the above property(ies)/plant and machinery/ stocks, and the Borrower shall on demand repay the Bank all fees, costs, commissions and charges incurred by the Bank in doing so.
10.2	Negative Covenants

For so long as any of the Outstanding Amounts are still outstanding, the Borrower shall not, without the prior written consent of the Bank:

10.2.1	create any charge, mortgage, pledge, hypothecation, lien or other encumbrance over the Secured Assets of any other assets of the Borrower in favour of any person other than the Bank;

10.2.2	permit any change in its constitution or management.

11.	ACCELERATION

11.1	The Bank shall have the right to, at its absolute discretion, upon providing a notice in writing, cancel all undrawn portions of the Facility and demand repayment of all Outstanding Amounts. Upon receipt of such notice by the Borrower, all Outstanding Amounts along with all accrued Interest and other charges shall become immediately due and payable.

11.2	In the event of delay on the part of the Borrower in repaying the principal amount of any sum borrowed in a currency other than Indian Rupees, the Bank shall have the option to convert all outstanding amounts in the currency (other than Indian Rupees) into Indian Rupees at the rate of exchange prevailing on the date of conversion.

12.	EVENTS OF DEFAULT

12.1	Upon the occurrence of any of the following events (the “Events of Default”):

12.1.1	any representation / warranty provided by the Borrower under / in relation to this Agreement is or becomes false, misleading or otherwise incorrect;

12.1.2	the Borrower fails to observe or comply with any of the terms of this Agreement or any other document entered into between the Bank and the Borrower under / in relation to this Agreement;

12.1.3	the Borrower fails to make payment of any amount (whether in respect of the principal amount of the Facility, or interest thereon, or otherwise) due under / in relation to the Facility as and when the same become due;

12.1.4	a receiver is appointed over the whole or any part of the property of the Borrower;

12.1.5	the Borrower ceases or threatens to cease carrying on its business;

12.1.6	the Borrower commits any act of bankruptcy, insolvency, voluntarily or involuntarily suspends payment to any of its creditors, or if any petition of bankruptcy or winding up is filed by or against the Borrower which petition is not withdrawn within 30 days of being admitted:

12.1.7	any order of attachment, distress, execution or other similar process is enforced against the Borrower and / or upon the Security and any other security provided to the Bank in relation to the Facility;

12.1.8	the Security ceases to enure to the benefit of the Bank;

12.1.9	to the extent that Security has been provided by any person other than the Borrower, any of the events set out in Clauses 12.1.1 to 12.1.8 above occur in relation to such third party;

12.1.10	if there is any deterioration or impairment of the Secured Assets or any part thereof or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Secured Assets or any part thereof, in the judgment of the Bank to become unsatisfactory as to character or value:

12.1.11	if it is certified by a firm of accountants appointed by the Bank (which the Bank is entitled and hereby authorised to so appoint at any time) that the liabilities of the Borrower exceed the Borrower’s assets or that the Borrower is carrying on a business at a loss;

12.1.12	there is a default, event of default or other similar condition or event (however described), or a potential event of default which with the lapse of time or giving of notice, may become an event of default, under one or more agreements or instruments entered between (i) the Bank and any of the Customer’s affiliates/associated company(ies); or (ii) the Customer and any of its lenders; or (iv) the Customer’s affiliates/associated company(ies) with any of their lenders

12.1.13	any other event occurs which in the sole opinion of the Bank is likely to adversely affect the ability of the Borrower to perform its obligations under this Agreement. The Outstanding Amounts shall be deemed to have become immediately due and payable.

12.2	Upon the occurrence of an Event of Default the Bank shall have the right to enforce, call in and / or collect the Security.

13.	STATEMENT OF ACCOUNT

13.1	The Bank may from time to time send to the Borrower statement(s) of account as to the amounts due from the Borrower from time to time. The Borrower agrees to accept such statement(s) of account as conclusive proof of the correctness of any sum claimed to be due from the Borrower save and except in respect of manifest errors.

13.2	The Borrower agrees that the Bank may for its internal purposes show the different instalment(s) (if any) due from the Borrower in respect of the principal amount(s) of the Facility as different loan(s) / sub-loan(s) in its computer system(s) and in the statement(s) of account sent to the Borrower from time to time. However, notwithstanding that the Bank may have shown such instalment(s) as different loan(s) / sub-loan(s), all such instalment(s) shall be treated as part of one and the same loan for the purposes of this Agreement.

14.	MISCELLANEOUS

14.1	Assignment

14.1.1	The Borrower is not entitled to assign or transfer any of its rights or obligations under any of the Facility Documents.

14.1.2	The Bank may assign or transfer any or all its rights under the Facility Documents to any person, in India or outside India, in part or whole from time to time, without the consent of the Borrower and without any obligation on the part of the Bank or any assignee to give prior or subsequent notice of any such assignment to the Borrower. The Bank may transfer or novate any or all of its rights and/or obligations under the Facility Documents to any person, in India or outside India, in part or whole from time to time, without the consent of the Borrower. The Borrower shall promptly upon being requested by the Bank execute such transfer or novation documentation as the Bank may reasonably require.

The Borrower agrees that the Bank (or any nominee of the Bank) may retain the security created pursuant hereto (or any part thereof) in trust and for the benefit of such assignee (and upon part assignment of the Loan, in trust and for the benefit of both the Bank and such assignee on a pari passu basis), without requiring any consent of or notice or making any reference to the Borrower. Upon any such transfer or assignment as contemplated herein, such assignee and the Bank, as the case may be, will be entitled to take any action, including recovery and enforcement of the Bank’s rights hereunder, in its own name without making the Bank or the assignee, as the case may be, a party thereto.

The Borrower irrevocably and unconditionally confirms that it shall continue to be bound by the terms of the Facility Documents notwithstanding such transfer or assignment by the Bank.

14.2	Indemnity

14.2.1	The Borrower shall indemnify the Bank against all costs, charges, expenses, losses and / or damages incurred or suffered by the Bank by reason of any false or misleading information given by the Borrower to the Bank, or as a result of the occurrence of any Event of Default or the enforcement of any Security.

14.2.2	The Borrower shall reimburse the Bank for all costs, charges and expenses losses and / or damages incurred or suffered by the Bank relating to this Agreement (including, the preparation of, negotiation, modification(s) and/or enforcement) and any related and/or incidental documents.

14.2.3	The Bank reserves the right at any time to debit any of the Borrower’s accounts with the Bank for principal, interest, commission, charges, fees and all other monies owed to the Bank by the Borrower.

14.3	Business Day

If under this Agreement any amount is to be paid, or any action taken, on a day which is not a Business Day, such amount shall be paid / action taken on the immediately preceding Business Day.

14.4	Additional Credit Facilities

For the avoidance of doubt, the Bank shall not be obliged in any manner whatsoever to grant any additional credit facilities to the Borrower for any reason whatsoever including, due to the growth of the Borrower’s business.

14.5	Gross Up

14.5.1	All amounts payable by the Borrower under / in relation to this Agreement shall be paid free of any restriction or condition and free and clear of and without any withholding, whether on account of tax (Including interest tax as may be applicable from time to time) or otherwise. If the Borrower is obliged to make any counter-claim, set off, deduction or withholding from any such amount, then the amount payable by the Borrower shall be increased to the extent necessary to ensure that, after making the deduction or withholding, the Bank receives and retains (free from any liability except for tax on overall income) a net sum equal to what the Bank would have received and so retained if no such counter-claim, set off, deduction or withholding had been required or made.

14.6	Notices

14.6.1	Any notices to be provided by either Party shall be in writing, signed by an authorised officer, if sent by post, delivered to the addresses set out below or to such other address as may be notified for the purpose by the Parties from time to time, and if sent by facsimile, sent to the numbers notified below or to such other number as may be notified for the purpose by the Parties from time to time. Notices shall be deemed to have been delivered on the earlier of the actual date of delivery or two (2) Business Days following dispatch.

Address of the Borrower:	Plot No. 83, Electronics City, Bangalore South, Karnataka — 560100
Facsimile:	080-28521094

Address of the Bank:	Standard Chartered Bank Raheja Towers, 26-27 M.G.Road Bangalore-560001
Facsimile:	080-25599255
14.6.2	The Borrower agrees that all instructions and / or correspondence sent by the Borrower to the Bank are sent at the Borrower’s risk, and the Bank does not assume any responsibility for any inaccuracy, interruption, error, delay or failure in transmission or delivery whether sent by post, telegraph, cable, telex or any other form of written or electronic communication.

14.7	Severability

If, at any time, any provision of this Agreement is of becomes illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of the remaining provisions will in any way be affected or impaired.

14.8	Disclosure

14.8.1	The Borrower hereby accepts and confirms that as a pre-condition to the grant of the credit facility/ies by the Bank to the Borrower including, the Facility the Bank, requires consent of the Borrower to make certain disclosures in relation to the Borrower including information and data relating to the Borrower and any credit facility availed of or to be availed of by the Borrower, obligations assumed or to be assumed by the Borrower in relation thereto and default, if any, committed by the Borrower in discharge thereof. Accordingly, the Borrower hereby agrees and gives consent to the disclosure by the Bank of all or any such:
(a)	information and data relating to the Borrower;

(b)	the information or data relating to any credit facilities including, the Facility availed of or to be availed of by the Borrower from the Bank and the Borrower’s obligations in any credit facility granted / to be granted, by the Bank; and

(c)	default, if any, committed by the Borrower in discharge of such obligation;
as the Bank may deem appropriate and necessary, to disclose and furnish to Credit Information Bureau (India) Ltd. and any other agency authorized in this behalf by Reserve Bank of India or any other regulatory authority.
14.8.2	The Borrower further declares that the information and data furnished by the Borrower to the Bank is/shall be true and correct and further undertakes and declares that:
(a)	the Credit Information Bureau (India) Ltd. and any other agency so authorized may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them; and

(b)	the Credit Information Bureau (India) Ltd. and any other agency so authorized may furnish for consideration, the processed information and data or products thereof prepared by them to banks/financial institutions and other credit grantors or registered users, as may be specified by the Reserve Bank of India in this behalf.
14.8.3	The Borrower hereby consents to the Bank, its officers and agents disclosing information relating to its account(s) and/or dealing relationship(s) with the Bank, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with the Bank, to
(a)	the head office of the Bank, any of its subsidiaries or subsidiaries of its holding company, affiliates, representative and branch offices in any jurisdiction (collectively the “Related Parties” and each a “Related Party”);

(b)	professional advisers and service providers of the Related Parties who are under a duty of confidentiality to the Related Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Related Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Related Parties.

14.9	Waiver

The Borrower confirms that no delay of the Bank in exercising or not exercising any right, power or remedy accruing/available to the Bank on Borrower’s default or otherwise under Facility Agreement, this Agreement or any other security documents/ letters of guarantee shall impair or prejudice such right, power or remedy or shall be construed as its waiver or acquiescence. The Borrower further confirms that any single or partial exercise of any right, power or remedy by the Bank shall not preclude further exercise thereof. Every right and remedy of the Bank shall continue in full force until the Bank specifically waives it by a written instrument.

14.10	Liens/Right of Set Off

In addition to all liens upon, and rights of set off against the monies, securities or other property of the Borrower given to the Bank by law, the Bank shall have a lien upon and a right of set off against, all monies, securities and other property of the Borrower now or hereafter in the possession of or on deposit with the Bank, whether held in a general or special account or deposit, or for safe keeping or otherwise; and every such lien and right of set off may be exercised without demand upon or notice to the Borrower. No lien or right of set off shall be deemed to have been waived by any act or conduct on the part of the Bank, or by any neglect to exercise such right of set off or to enforce such lien, or by any delay in so doing and every rights of set off and lien shall continue in full force and effect until such rights of set off or lien is specifically waived or released by an instrument in writing executed by Bank.

14.11	Facility Letter

The terms of the Facility Letter shall from part of this Agreement and shall be in addition to and be read in conjunction with the terms of this Agreement. If there are any inconsistencies between the terms of the Facility Letter and this Agreement then, the terms of this Agreement shall prevail.

14.12	Participations

The Borrower hereby expressly and unconditionally agrees that notwithstanding anything to the contrary contained in any documents, deeds, letters executed by the Borrower in favour of the Bank, that during the subsistence of the Facility, the Bank shall have the liberty to shift, at its discretion, without notice to the Borrower, from time to time a part or portion of the outstandings in the limit/s of the Facility (hereinafter referred to as the “Participation”) to one or more scheduled commercial banks (hereinafter referred to as the “Participating Bank/s”) and the Participation shall be governed by the terms of the UNIFORM CODE GOVERNING INTER BANK PARTICIPATIONS, 1988 which the Borrower has read and understood, and all amendments thereto, from time to time. The Participation shall not affect the rights and obligations, inter se, the Borrower and the Bank in respect of the Facility, in any manner whatsoever, Such Participation shall be available to the Bank, for and in respect of all additional/ further limits under the Facility, without any confirmation/ consent of or any reference to the Borrower in that behalf. The Borrower shall not have and shall not claim any privity of contract with any such Participating Banks under the Participation and the Bank shall and shall continue to represent the Participating Banks in all respects and for all matters arising out of/relating to the Participation.

14.13	Governing Law and Jurisdiction

This Agreement and all documents executed under / in relation to this Agreement shall be governed by and construed in accordance with the laws of India. Any disputes arising under / in relation to this Agreement shall be subject to the non-exclusive jurisdiction of the Courts at Bangalore.
IN WITNESS WHEREOF the common seal of the Borrower has been affixed hereto, and the authorised signatory of the Bank has executed this Agreement, on the dates first mentioned above.

The Common Seal of Opto Circuits (India) Limited has been affixed hereto pursuant to the resolution of the Board of Directors of the Borrower passed at their meeting held on                      , in the presences of                                          the Director(s) of the Borrower who has / have, in token thereof, subscribed his / her / their respective signature(s) hereto.

For Standard Chartered Bank
Raheja Towers,
26/27, M.G.Road, Bangalore 560 001

Name:	V S Shekar	/s/ Vinod Ramnani
Title:	Manager — CRC	For Opto Circuits (India) Limited
Date:		Authorized Signatory

Schedule

Additional Conditions	NIL
Additional Interest Rate:	2% p.a. over regular rate for all overdues/defaults.

Arrangement Fee:	NIL

Availability Period:	12 months

Conditions Precedent:	1 . Delivery by the Borrower of the following:

i.  a certified true copy of a resolution of the Board of Directors of the Borrower authorising the availing of the Facility and execution of this Agreement and all documents to be executed under / in relation to this Agreement, and for the purpose the application of the Common Seal of the Borrower;

ii. a certified true copy of Forms 8 as prescribed under the Act confirming registration of the charge(s) created in favour of the Bank under the Security;

iii. a certified true copy of the constitutive documents of the company

iv. a demand promissory note duly executed by the Borrower and undertaking to repay the entire amount of the Facility along with interest at the Specified Rate.

Designated Branch:	Standard Chartered Bank Raheja towers, 26/27. M.G.Road, Bangalore 560 001:

Tenor	Maximum 120 days

Interest Payment Date(s):	As at last working day of month or maturity date whichever is earlier

Purpose:	For working capital requirements
Relevant Currency Amount:	For Indian Rupees: Rs.5,00,00,000/- (Rupees Five crores only)

Repayment Date(s)	Various dates
Repayment Amount:	Various amounts

Security:	First Pari-passu charge over stocks & book-debts.

Specified Rate	For Indian Rupees: % p.a. or such other rate of interest as may be specified by the Bank and as notified to the Borrower by the Bank.

Accrual of interest	Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and shall be payable by the Borrower with monthly rests. The first month shall commence on the date of first drawdown. The Borrower shall pay the interest aforesaid at the end of every month i.e. on last working day of the month, for which it is due and payable until the Facility is fully and finally repaid.

COUNTER GUARANTEE AND INDEMNITY
(Covering several Bank Guarantees within the sanctioned Guarantee limit)
THIS COUNTER INDEMNITY AND GUARANTEE is executed at Bangalore this ___ day of August, 2010, by Opto Circuits (India) Limited, a Company incorporated and registered under the Companies Act, 1956 and having its Registered Office at No.83, Electronics City, Bangalore South, Karnataka 560 100 (hereinafter called “the Company”) in favour of STANDARD CHARTERED BANK (formerly known as the Chartered Bank and prior to that known as the Chartered Bank of India, Australia and China having its Head Office at 1 Aldermanbury Square, London EC2V 7SB and a Branch office inter-alia in India at Raheja Towers, 26/27, M.G.Road, Bangalore 560 001 hereinafter called as “the Bank” (which expression shall unless it be repugnant to the context or meaning thereof shall mean and include its successors in title and assigns).
WHEREAS:-
1)	At the request of the Company, the Bank has granted / agreed to grant /sanction / continued a guarantee limit upto a maximum limit of USD 20,000,000/- OR INR Equivalent (US Dollars Twenty million only OR INR equivalent) to the Company and under such guarantee limit agreed to execute/ having executed various Bonds, Indemnities and Bank Guarantees including financial as well as performance guarantees, bid bonds etc. on behalf of the Company to and in favour of various persons and parties (“the Beneficiaries”) from time to time;

2)	One of the terms of sanctioning the said Guarantee limit and executing the said bonds, indemnities and guarantees thereunder in favour of the Beneficiaries as aforesaid, was that the Company shall execute in favour of the Bank a continuing Counter Guarantee and Indemnity indemnifying it from any costs, charges, expenses, claims and demands under the said bonds, indemnities and guarantees executed and to be executed hereafter by the Bank on behalf of the Company from time to time.

NOW THESE PRESENTS WITNESSETH as follows:-
1.	In consideration of Bank having granted/agreed to grant / sanction / continued a bank guarantee facility to the Company upto a maximum principal limit of USD 20,000,000/- OR INR Equivalent (US Dollars Twenty Million only or INR equivalent) and under such limit agreed to execute/having executed various bonds, indemnities and guarantees including financial as well as performance guarantees, bid bonds etc. on behalf of the Company thereunder, from time to time, (hereinafter for brevity’s sake collectively referred to as “the said Bank Guarantees”) and undertaking the obligations thereunder, the Company doth hereby agree to indemnify and doth hereby indemnify and hold, save and, harmless and indemnified the Bank at all times hereafter from and against all losses, damages, costs, charges and expenses which Bank may sustain, incur or suffer or be put to or become liable for by reason or as a consequence of Bank having given and executed the said Bank Guarantees in favour of various Beneficiaries and also from and against all actions, suits, proceedings, claims and demands whether for principal, interest or otherwise whatsoever made or preferred against Bank in relation to or arising out of or in connection with the said Bank Guarantees.

2.	Strictly without prejudice to what is stated in clause 1 above, the Company hereby irrevocably and unconditionally agrees and undertakes to pay without any demur and/or contestation as also without going into legality or propriety of such demand forthwith to the Bank, on its first demand at its Bangalore branch Raheja Towers, 26/27, M.G.Road, Bangalore 560 001 the amount which the Bank may have to pay / be called upon to pay under the said Bank Guarantees or any of them and/or the amounts of all claims which may be made or preferred against the Bank under or in relation to the said Bank Guarantees including all interest, costs, charges and expenses which may be incurred by the Bank or become payable by the Bank in fulfillment of the terms of the said Bank Guarantees and/or any sum spent by Bank in recovering moneys due from the Company under these presents on full indemnity basis, together with interest thereon at the rate of 12% p.a. (“Specified Rate”) or such other rate as may be notified by the Bank to the Company from time to time, from the date the Bank so incurs or pays the same till the date of payment by the Company. The Specified Rate shall be calculated with reference to the Base Rate (as described in the facility letter of the Bank dated 18 August 2010 addressed to the Company and/or any other subsequent Facility Letter(s) issued / to be issued by the Bank addressed to the Company (“the Facility Letter”)) and shall comprise of Base Rate plus margin (as may be agreed with the Bank from time to time). The Specified Rate may be varied at the discretion of the Bank from time to time.

3.	The Company doth hereby agree, record and confirm that merely on demand from the Beneficiaries under the said Bank Guarantees, the Bank shall be entitled in its absolute and unfettered discretion to make payment of the whole or any part of the amount or amounts under the said Bank Guarantees as it may be called upon to do so by the concerned Beneficiary/ies without going into the question of the validity, propriety or legality of the said demand and without any reference to the Company and notwithstanding any directions from the Company to the contrary as also notwithstanding any dispute between the Company and any /all Beneficiary/ies and that the Company shall not have any right to question or dispute in any way whatsoever the Bank making such payment but shall be bound by it.

4.	The Company further agrees and undertakes that whenever called upon by the Bank to do so, the Company shall deposit and keep deposited with the Bank such sum or sums of money as may be required to be held by the Bank as margin against all claims arising under the said Bank Guarantees, until all the said Bank Guarantees are cancelled, discharged and returned to the Bank. The Company shall also on demand from the Bank do, perform and execute and cause to be done performed and executed any act, deed, matter or thing which the Bank may require as further security and for indemnifying it against the consequences in connection with the said Bank Guarantees.

5.	The Company further agrees and undertakes that the Bank, its successors and assigns may in its/their absolute discretion and without reference to the Company and not withstanding any direction to the contrary by the Company or any other person on the ground of disputes as to the liability of the Bank, admit or compromise, pay, submit to arbitration, dispute or resist any claim or demand made against the Bank under or in respect of the said Bank Guarantees or any of them and that this Counter Indemnity and Guarantee shall be available to the Bank or its successors or assigns in respect of any action or payment which it/they may so take or make.

6.	The Bank shall be entitled to renew any Bank Guarantees and extend the period of the Bank’s liability thereunder, without reference to the Company if under the Bank Guarantees the Bank have undertaken to extend such period/s to the Beneficiaries or the Bank is required or called upon to do so by the Beneficiaries. The Bank may also in its discretion, at the request of the Beneficiaries, without any reference to the Company be liberty to renew or extend the period of, any Bank Guarantee/s even after the expiry of the period mentioned in any such Bank Guarantees. Each of such renewal /extension shall be deemed and construed to have been made at the request of the Company.

7.	This Counter Indemnity and Guarantee shall continue to be in force and shall be available for any extended period of the said Bank Guarantees on being renewed and shall not be prejudiced or affected by any change in the constitution of the Company and/or the Bank howsoever arising and that the successors and permitted assigns of the Company and shall continue to be liable in terms hereof.

8.	This Counter Indemnity and Guarantee shall be irrevocable and shall remain in full force and effect until the Bank is fully discharged by the Beneficiaries of all the liabilities under the said Bank Guarantees and until the Bank has got the discharge confirmed in writing from all the Beneficiaries and got the said Bank Guarantees cancelled/ redeemed from them and all the dues and claims of Bank relating to the said Bank Guarantees have been paid or satisfied in full.

9.	This Counter Indemnity and Guarantee shall be a continuing guarantee and indemnity and shall extend to and cover any sum or sums of money payable by the Bank under the said Bank Guarantees and shall be binding on the Company until the Bank is fully discharged from all liabilities under the said Bank Guarantees and this Counter Indemnity and Guarantee shall not be considered as wholly or partly satisfied or exhausted by any payment from time to time made by Bank to the Beneficiaries.

10.	The Company shall not assign or transfer any of its obligations under this Counter Indemnity and Guarantee except with the prior written permission of the Bank. No delay or the giving or granting of time or any extension thereof to the Company or neglect, omission or forbearance on the part of the Bank in exercising or omission to exercise any right, power or remedy accruing/available to the Bank upon any default or otherwise hereunder or any other documents or in requiring or enforcing payment of any moneys due hereunder, or any other variations, modifications or amendments to any agreement between the Bank and the Company, shall impair or prejudice any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence therein and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof and every right and remedy of the Bank shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by the Bank.

11.	This Counter Indemnity and Guarantee shall be in addition to and not in substitution for any other security that the Bank may obtain from the Company, which shall do and perform and execute all acts, deeds, matters or things as the Bank may require as further security for due discharge of all the liabilities of the Company to the Bank.

12.	The Company shall on demand, pay to Bank on full indemnity basis all costs, charges and expenses incurred or which may be incurred by the Bank in connection with the preparation and execution of these presents or in connection herewith or the rights of Bank hereunder.

13.	The Company doth hereby further agrees and undertakes that the Bank, its successors or assigns may proceed against and recover from any property of the Company (including any moneys or security for the time being held by the Bank on the Company’s account) charged to the Bank by sale or otherwise and allocate and apply the net proceeds or sales and realisations thereof, independently in such order and in such manner as the Bank, its successors or assigns may think fit in or towards the payment of any moneys payable by the Company to the Bank hereunder.

14.	The Company agrees that the Bank shall at all times be entitled without reference to and obtaining the prior consent of the Company and for which the Company expressly gives its consent to vary and modify the terms of the said Guarantee limit which may include full margins as well as increase pricing and the execution of the said Bank Guarantees by the Bank on behalf of the Company and this Counter Indemnity and Guarantee and Guarantee shall extend to and cover the expenses reflected by as also any additional liability arising on, the Company in consequences of any such variation or modification. Further, the Bank shall be at liberty without in any way affecting the liability of the Company hereunder and for which the Company gives its consent to the Bank to vary the term or terms recorded in any of the said Bank Guarantees/guarantees or to release or discharge or to do any act or omission the legal consequences of which may be a discharge to the Company. This Counter Indemnity and Guarantee shall be a continuing security to the Bank and shall not be determinable or assignable by the Company at any time.

15.	Until all the liabilities hereunder have been discharged in full the Company shall not set off or claim or prove in competition with the Bank in respect of any payment hereunder or have the benefit of or share in any payment or composition in any guarantee or security now or hereinafter held by the Bank.

16.	That if for any reason the Bank is prevented by any action initiated by the Company from making payment to the Beneficiary/ies of the guaranteed amount under any of the said Bank Guarantees the Company shall also be liable to pay to the Bank apart from the other amounts payable to the Bank, guarantee commission for the period for which the Company delay, by such action, the payment or discharge of any of the said Bank Guarantees in accordance with the applicable terms of the Bank in that behalf.

17.	A demand in writing shall be deemed to have been duly given to the Company by sending the same by Registered post addressed to the Company at its Registered Office address mentioned above and shall be effectual notwithstanding any change of address which is not notified to the Bank in writing and such demand shall be deemed to be received by the Company in due course of post and shall be sufficient if signed by anyone or by anyone of the officers of the Bank and in proving such service it shall be sufficient to prove that the letter containing the demand was properly addressed and dispatched by registered post.

18.	The Company hereby represents and warrants to the Bank on a continuing basis as under:
(a) That the Company is legally and properly organised and is in existence as a public/private limited company incorporated and registered under the provisions of the Companies Act, 1956.
(b) That under the Memorandum and Articles of Association of the Company, the Company is empowered and authorised to execute this Counter Indemnity and Guarantee and that it has taken and shall continue to take all necessary corporate and other actions for execution and performance of Counter Indemnity and Guarantee;
(c) That this Counter Indemnity and Guarantee hereunder as required, when executed by the Company will be valid and binding obligations of the Company and enforceable in accordance with their respective terms and the person/persons executing this Counter Indemnity and Guarantee (on behalf of the Company) and any other document to be executed pursuant hereto, is/are duly and properly authorised to execute the same;
(d) That the Company does not violate any covenants, conditions and stipulations under any existing agreement entered into by the Company with any third party, by executing this Counter Indemnity and Guarantee in favour of the Bank in the manner herein mentioned;
(e) That there is no action, suit, proceeding or investigation pending or to the knowledge of the Company threatened by or against the Company or the property of the Company before any Court of Law or Government authority or any other competent authority which might have a material effect on the financial and other affairs of the Company or which might put into question the validity, enforceability or performance of this Counter Indemnity and Guarantee or any of its provisions.
19.	The Company specifically agrees and confirms that all matters concerning these presents and the security created hereunder or arising therefrom or relating thereto shall be construed as per Indian Laws and any matter or issues arising hereunder or any dispute hereunder shall, at the option/discretion of the Bank, be subject to the non-exclusive jurisdiction of the Courts of the City of Bangalore in India. This shall not however limit the rights of the Bank to take proceedings in any other Court of Competent Jurisdiction.

20.	The Indemnity / Guarantee shall bind the Company which being an incorporated body registered under the provisions of the Companies Act, 1956 or any statutory modification or re-enactment thereof or under any other law, which permits an organisation to have perpetual seal, its successors and permitted assigns and shall inure for the benefit of the Bank and its Bank’s successors and assigns.

21.	Without prejudice to the above provisions, the Company doth hereby irrevocably agree, confirm, undertake and acknowledge that the Bank shall be entitled to keep the liability of the Company hereunder in respect of the said Bank Guarantees, open and continuing even after the expiry date of such Bank Guarantees and hold the securities (if any) provided by the Company to the Bank in respect of the said Bank Guarantees, unless and until the original Bank Guarantees are returned by the respective Beneficiaries thereof, to the Bank duly cancelled and thereby discharging the Bank from all liabilities under the said Bank Guarantees or a letter in writing confirming such cancellation and discharge of the Bank from all liabilities under the said Bank Guarantees, is given to the Bank by the Beneficiaries AND this Counter Guarantee and Indemnity shall continue to be in full force and effect until such date, the Bank is fully discharged by the Beneficiaries of the said Bank Guarantees thereunder, as aforesaid.

22.	The Company hereby consents to Standard Chartered Bank, India (the “Bank”), its officers and agents disclosing information relating to its account(s) and/or dealing relationship(s) with the Bank, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with the Bank, to
(a)	the head office of the Bank, any of its subsidiaries or subsidiaries of its holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.
IN WITNESS WHEREOF the common seal of the Company has been hereunto affixed the day and year first hereinabove mentioned at Bangalore

The Common Seal of Opto Circuits (India) Limited	)
has been affixed hereunto pursuant to the Resolution of the Board of	)
Directors of the Company passed in their meeting dated ,	)
in the presence of:	)	/s/ Vinod Ramnani
	)	For Opto Circuits (India) Limited
the Director/s of the Company, who has/have in token thereof, has/have	)	Authorized Signatory
subscribed his/her/their respective signature/s hereto.	)
Place:
Date:

PACKING CREDIT UNDERTAKING CUM INDEMNITY
To,
STANDARD CHARTERED BANK,
Raheja Towers,
26/27, M.G.Road,
Bangalore 560 001
Dear Sir,
Re: Packing Credit
In consideration of you, Standard Chartered Bank, agreeing to make/continuing to make/ making advances to us, Opto Circuits (India) Limited from time to time by way of Packing Credit the balance of which is not any time to exceed USD 30,000,000/- OR INR Equivalent (US Dollars Thirty Million only or INR Equivalent), we hereby irrevocably and unconditionally agree and undertake that all such advances made/to be made by you to us in the Packing Credit Account, shall be applied by us solely in the purchase/manufacture of Medical Equipments either for domestic consumption or exports or both (hereinafter called “the said goods”) and until such advances have been repaid to you by us, either by the proceeds of the Export Bills or domestic sales receivables in respect of the said goods or in cash, all the said goods as shall be purchased/ manufactured by means of such advances shall be kept by us, separate and distinct from all other goods in our godowns and shall be held by us as your agent and in trust for you. And that the said goods shall be available to you by way of security for the due payment on demand of all monies advanced/to be advanced to us by you under the said Packing Credit Account and all other monies which are now or shall at any time be due to you from us either alone or jointly with any other person or persons, either on account current or for money advanced or paid or in respect of bills, drafts or rates, accepted, paid of discounted, interest commission or any other usual or lawful charges or any other amount whatsoever, together with all costs charges and expenses from time to time. Further, we shall keep the said goods fully insured against loss or damage by fire, riot, theft, and civil commotion and such other risks as you may require with an Insurance Company approved by you and shall hold the insurance proceeds and all other moneys receivable from such Insurance in trust for you and on receipt of all such monies, forthwith handover/pay the same to you.
The said goods shall be/ being held by us as an agent and trustee for you and in the event of our failing to repay to you the amount of such advances when called upon you to do so, we hereby irrevocably and unconditionally undertake to deliver to you at any time the said goods to enable you to sell the said goods or at your discretion, to ship the same for the purpose of realisation of amounts outstanding.
Further, we shall, immediately upon shipment of the said goods or any part thereof, hand over to you the shipping documents or their equivalent in cash.
We shall, whenever required, give you full particulars of the said goods and we hereby guarantee that the value of the said goods shall at all times be at least 0% above the balance due to you on the said Packing Credit Account.

It is understood that the keys of the godown (where the said goods for the time being are stored, kept or lying or be kept, stored and lying hereafter) shall remain in our possession, or the goods if kept, stored, lying now or hereafter in our premises shall be in our control and possession and we likewise further agree and undertake not to avail of any advance from any other bank on the said goods in our godown / premises as aforesaid, in which the said goods under lien to you are stored so long us we are indebted or liable to you.
Upon our default of the above, we agree that you shall be at liberty to seize, take charge of the goods and for that purpose to enter our premises or any godown, warehouse or any other place of storage and to sell the said goods either by public auction or private contract after giving 48 hours prior notice of such sale to us, which shall be considered reasonable notice and to apply the net sale proceeds thereof in or towards payment of all amounts due to you by us and all accounts of such sales so rendered shall be binding upon us.
This undertaking cum indemnity shall be governed by and construed in all respects with the Indian Laws and we agree that any matter or issues arising hereunder or any dispute hereunder shall, at your the option/discretion, be subject to the non-exclusive jurisdiction of the Courts of the City of Bangalore in India. This shall not however limit your rights to take proceedings in any other Court of Competent Jurisdiction.
We shall reimburse and pay to you immediately on demand actual stamp duty and other charges and expenses as may be applicable / payable and /or incurred in connection with preparation, perfection and execution of this undertaking cum indemnity. If at any time hereafter it is found or required that any extra stamp duty is payable on this undertaking cum indemnity and /or if it is ascertained that stamp duty at a rate higher than the duty presently paid on this undertaking cum indemnity, is payable/required to be paid then we shall immediately pay the same with penalty (if any) and keep you indemnified and save harmless at all times from the payment thereof.
We hereby authorise you, your officers and agents to disclose information relating to our account(s) and/or dealing relationship(s) with you, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with you, to
(a)	your head office, any of your subsidiaries or subsidiaries of your holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the your rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the forgoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.

The Common Seal of Opto Circuits (India) Limited	)
has been affixed hereunto pursuant to the Resolution of the Board of	)
Directors of the Company passed in their meeting dated	)
in the presence of:	)
	)	/s/ Vinod Ramnani
	)	For Opto Circuits (India) Limited
the Director/s of the Company, who has/have in token thereof, has/have	)	Authorized Signatory
subscribed his/her/their respective signature/s hereto.	)

Place:

Date:

(Not to be attested / witnessed)

LC INDEMNITY
This Undertaking cum Indemnity (“Indemnity”) is executed at Bangalore this            day of August, 2010, BY:
1.	Opto Circuits (India) Limited body corporate incorporated under the Companies Act, 1956 and having its registered office at Plot No.83, Electronics City, Bangalore South, Karnataka 560 100 (the “Customer”, which expression includes its successors and / or assigns);
IN FAVOUR OF
2.	STANDARD CHARTERED BANK, a body corporate incorporated under Royal Charter, 1853 having its principal office at 1, Aldermanbury Square, London EC2V 7SB, acting through its Bangalore branch at Raheja towers, 26/27, M.G.Road, Bangalore 560 001 (the “Bank”, which expression includes its successors and / or assigns).
WHEREAS:
A.	The Customer has requested the Bank to from time to time issue on behalf of the Customer letters of credit and / or other documentary credit(s) (the “Documentary Credits”);
B.	The Bank has agreed to do so inter alia on the condition that the Customer execute this Indemnity.
In consideration for the Bank having agreed to issue Documentary Credit(s) from time to time, the Customer irrevocably agrees and undertakes as follows:
1.	All Documentary Credits (including all amendments thereto) shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) issued by the International Chamber of Commerce, as amended, varied, supplemented from time to time.

2.	AUTHORITY
2.1	The Customer authorises the Bank to accept and / or pay on account of the Customer all Documentary Credits or any drafts drawn under a Documentary Credit.
2.2	The Customer authorises the Bank to debit the Customers account(s) maintained with the Bank for the sum of any monies due and payable by the Customer to the Bank under the terms of this Indemnity together with interest thereon at 12% per annum (“Specified Rate”) or at such other rate as may be decided by the Bank at its absolute discretion. The Specified Rate shall be calculated with reference to the Base Rate (as described in the facility letter of the Bank dated 18 August 2010 addressed to the Customer and/or any other subsequent Facility Letters) issued / to be issued by the Bank addressed to the Customer (“the Facility Letter”)) and shall comprise of Base Rate plus margin (as may be agreed with the Bank from time to time). The Specified Rate may be varied at the discretion of the Bank from time to time.
3.	UNDERTAKING AND INDEMNITY
The Customer irrevocably and unconditionally agrees:
3.1	to accept and / or pay at maturity all drafts drawn or purporting to be drawn in accordance with the terms of any Documentary Credit;
3.2	that the Bank (or its nominee) will have the absolute discretion whether or not to accept, pay or negotiate any Documentary Credit or related document, without reference to the Customer. The decision of the Bank (or its nominee) whether to accept, pay or negotiate a Documentary Credit or related document (including whether the conditions in relation thereto set out in such Documentary Credit have been satisfied or not) will be final and binding on the Customer. In this respect neither the Bank nor its nominee shall be required to look into the validity, accuracy or genuineness of any documents or statements presented or made in relation to any Documentary Credit by the beneficiaries under such Documentary Credit;
3.3	to indemnify the Bank against all losses, costs, damages, expenses, claims and demands arising as a result of the issue or establishing of a Documentary Credit, and will, if so required, provide the Bank with clear funds necessary to meet all payments made by the Bank and to satisfy all interest, commission, costs, charges, disbursements and expenses of the Bank;

3.4	as and when required to do so by the Bank, to provide in the manner and to the extent required by the Bank, insurance (in which the Bank is named as beneficiary or loss payee) for the full protection of the Bank’s interests in goods consigned under any Documentary Credit, and in the event of our failure to do so, the Bank shall be at liberty to obtain such insurance at the Customer’s cost and expense;
3.5	to make and prosecute claims under such insurance;
3.6	to forthwith pay over to the Bank any monies received in respect of such insurance claim(s), and until such sums are paid over, to hold such sum(s) in trust for the Bank;
3.7	if required by the Bank to assign to the Bank (including by way of creation of security) all the rights of the Customer (whether as unpaid seller or otherwise) in relation to goods in respect of which Documentary Credits have been issued, including the right to sell such goods where required;
3.8	to hold and retain all monies which are the proceeds of sale of any goods in respect of which Documentary Credits have been issued until such time as monies are due and payable by the Customer to the Bank, and if so required by the Bank to apply such monies towards payment of such monies as are due and payable by the Customer to the Bank;
3.9	to take all action (at the cost and expense of the Customer) as the Bank may so deem fit in order to properly protect the goods in respect of which a Documentary Credit has been issued;
3.10	that all Documentary Credits shall be issued entirely at the risk of the Customer, that the Customer will honour all drafts presented thereunder even if the goods in respect of which Documentary Credits have been issued do not arrive or be refused landing whether through any quarantine, act of war or prohibition or restriction imposed by by-laws, regulations, ordinances, statutes or executive decisions, whether of a central, state or local government body or authority, or for any other reason whatsoever; and
3.11	at any time and from time to time, on demand, to deliver, convey, transfer or assign to the Bank as security for our obligations and/or liabilities under this Indemnity and also, for all other obligations and/or liabilities, absolute or contingent, due or to become due, which are now or may at anytime hereafter, be owing by the Customer to the Bank additional security of a value and character satisfactory to the Bank or to make such cash payment(s) as the Bank may require.

4.	DUTY OF CARE
The Customer agrees that the Bank shall be under no obligation to take more than reasonable care in issuing, accepting, paying upon, or negotiating any Documentary Credit or related document.
5.	ASSIGNMENT
The Customer agrees that the Bank may assign the benefit of this Indemnity, and all its rights in relation to any Documentary Credit, at any time and to whomsoever it may deem fit.
6.	POWER OF ATTORNEY
The Customer hereby irrevocably appoints the Bank and any person appointed by it to be the Customer’s attorney, with full power of substitution, for and in its name, on its behalf and as its act and deed, without any reference to or consent from the Customer, to seal, execute, endorse, deliver, perfect and do all deeds, instruments, acts and things as may be required to give effect to the provisions of this Indemnity, including without limitation, to assign to the Bank (including by way of creation of security) all the rights of the Customer (whether as unpaid seller or otherwise) in relation to goods in respect of which Documentary Credits have been issued, including the right to sell such goods where required.
7.	MISCELLANEOUS
The Customer hereby consents to Standard Chartered Bank, India (the “Bank”), its officers and agents disclosing information relating to its account(s) and/or dealing relationship(s) with the Bank, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with the Bank, to
(a)	the head office of the Bank, any of its subsidiaries or subsidiaries of its holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.
7.1	No delay on the part of the Bank in exercising any of its rights hereunder shall be construed as a waiver of such right.
7.2	This Indemnity shall be governed by and construed in accordance with the laws of India, and shall be subject to the non-exclusive jurisdiction of the Courts at Bangalore.
IN WITNESS WHEREOF the Common Seal of the Customer has been affixed hereto on the day and date first above mentioned.

The Common Seal of Opto Circuits (India)
Limited has been affixed hereto pursuant to
the resolution of the Board of Directors of
Opto Circuits (India) Limited dated
                    , in the presence of

[and                                           ],
the Director/Company Secretary of Opto
Circuits (India) Limited who
have in token thereof subscribed
[his / her / their respective]
signature(s) hereto.
) ) ) ) ) )	/s/ Vinod Ramnani For Opto Circuits (India) Limited Authorized Signatory

UNATTESTED MEMORANDUM OF HYPOTHECATION
This Memorandum made at Bangalore on                                         :
By
Opto Circuits (India) Limited, a body corporate incorporated under the Companies Act, 1956 and having its registered office at Plot No. 83, Electronics City, Bangalore South, Karnataka 560 100 (the “Borrower” which term includes its successors and / or permitted assigns) of the One Part in favour of
STANDARD CHARTERED BANK a body corporate incorporated under Royal Charter, 1853 having its principal office at I Aldermanbury Square, London EC2V 7SB acting through its Bangalore branch at Raheja Towers, 26/27, M.G.Road, Bangalore 560 001 (the “Bank”, which expression shall, unless repugnant to the subject or context thereof, be deemed to include its successors and / or assigns) of the Other Part.
The Borrower and the Bank are collectively referred to as “Parties” and individually as a “Party”.
WHEREAS at the request of the Borrower, the Bank has sanctioned/agreed to grant/continue to grant/granted) to the Borrower, credit facilities up to a maximum principal amount of USD 30,000,000/- or INR 144,00,00,000/- (US Dollars Thirty Million only or INR equivalent) (the “Facility”) on the terms and conditions set out in the Bank’s Facility advice letter / facility agreement dated 18 August, 2010 as amended, varied or supplemented from time to time (the “Facility Agreement”) and to be secured in the manner set out in this Memorandum.

NOW THIS DEED WITNESSESTH AS UNDER:
1.	INTERPRETATION

1.1	The Schedule to this Memorandum shall be considered an integral part of this Memorandum.

1.2	In this Memorandum:

1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	unless the context otherwise requires references to clauses or schedules are to clauses or schedules of this Memorandum;

1.2.3	headings are inserted for convenience only and shall be ignored in construing this Memorandum;

1.2.4	reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted or consolidated (from time to time) and all statutory instruments or orders (including delegated legislation whether by way of rules, notifications, bye-laws and guidelines).

2.	COVENANT TO PAY

In consideration of the Facility Agreement and the Bank having sanctioned/agreed to grant/continued to grant/granted the Facility to the Borrower, the Borrower covenants and agrees to pay / repay to the Bank all amounts along with interest, interest tax, and all legal and other charges and expenses relating thereto or incidental to the security created by this Memorandum (collectively, the “Secured Obligations”) in accordance with the terms and conditions contained in the Facility Agreement and this Memorandum.

3.	CHARGE

For the consideration aforesaid and as continuing security for the performance of the Secured Obligations, the Borrower, as legal and beneficial owner of the assets set out in the Schedule(s) to this Memorandum (“Secured Assets”) hypothecates the Secured Assets by way of first Pari-passu charge, in favour of the Bank.

Provided that in case when the Facility is sanctioned/ granted / continued to the Borrower by the Bank in consortium or multiple banking arrangements with other banks (the “Other Banks”) then this first Pari-passu charge by way of hypothecation over the Secured Assets created / to be created by the Borrower in favour of the Bank, will be treated as pari passu charge thereon, subject to the Other Banks also confirming / conferring / ceding similar pari passu charge over the Secured Assets created / to be created in their respective favour by the Borrower, to the Bank and this Memorandum will read and be construed to mention the first pari passu charge by way of hypothecation accordingly.

4.	COVENANTS OF BORROWER

4.1	So long as the Secured Obligations or any part thereof remains unpaid, the Borrower shall not deal with or dispose of any interest in the Secured Assets or part thereof in a manner prejudicial to the interests of the Bank except as provided in the Facility Agreement.

4.2	The Borrower shall file a copy of this Memorandum along with duly completed forms 8 prescribed under the Companies Act, 1956 with the Registrar of Companies, Bangalore, Karnataka along with the requisite filing fee within the prescribed period without payment of penalty and shall deliver a copy thereof to the Bank.
4.3	(a)	At its own cost and expense, the Borrower undertakes to keep all the Secured Assets fully insured against such risks, and for such amount(s) and for such period and in such form(s) as the Bank may from time to time require, either in the joint names of the Bank and the Borrower, or with the Bank named as loss payee therein, with such reputable insurer(s) as the Bank shall approve in writing. The Borrower shall deposit with the Bank all such insurances along with any cover notes and receipts evidencing payment of premia etc.

	(b)	In relation to such insurances as are required to be maintained pursuant to sub-clause (a) above, the Borrower shall make punctual payment of all premia to be paid in relation to such insurances, and shall not do or suffer to be done any act which may invalidate such insurance.

	(c)	In the event the Borrower becomes entitled to make any claims under the above insurances, the Borrower undertakes to promptly make a claim under such insurances, and apply all monies received either in reinstatement of the Secured Assets insured or towards repayment of the Secured Obligations.

	(d)	If the Borrower fails to insure and / or keep insured any of the Secured Assets, the Bank shall, without prejudice to its rights and liabilities under this Memorandum or at law, be at liberty to insure and keep insured any of the Secured Assets, and the Borrower shall on demand repay the Bank all fees, costs, commissions and charges incurred by the Bank in doing so.
4.4	This clause is deleted intentionally.

4.5	This clause is deleted intentionally.

4.6	This clause is deleted intentionally

4.7	This clause is deleted intentionally

4.8	The Borrower shall furnish to the Bank on the last day of each and every month or at such intervals as may be decided by the Bank and notified to the Borrower and at any other time whenever required by the Bank, full and correct particulars/statements of all the Secured Assets comprising book debts and shall allow the Bank or its service providers to take inspection of all the books of accounts and shall produce such evidence as the Bank may require as to the value thereof. It shall be lawful for the Bank at any time and from time to time during the continuance of the security to appoint and employ at the expense of the Borrower in all respects and for such period as the Bank shall think fit one or more person(s) or a firm or a company to inspect the value of all or any of the Secured Assets comprising book debts on behalf of the Bank.

4.9	The Borrower shall not receive, compound or realise any of the Secured Assets comprising book debts nor do anything whereby the recovery of the same may be impeded without the prior written consent of the Bank and shall keep proper books of account of our business and shall at any time when required produce such books for inspection of the Bank and allow the Bank (through its employees and agents) to have access thereto and to make copies of or extracts therefrom.

4.10	Subject to the provisions of Clauses 4.8 and 4.9, the Borrower shall be at liberty in the ordinary course of business to recover all or any of the Secured Assets comprising book debts hereby hypothecated but the Borrower shall upon receipt of the proceeds of every sale of the Secured Assets comprising book debts pay the same forthwith to the Bank to be applied in reduction of the Borrower’s indebtedness to the Bank in respect of the Facility. The Borrower shall not recover any of the Secured Assets comprising book debts upon being prohibited in writing by the Bank from doing so.

Provided that in case where the Facility is sanctioned / granted / continued to the Borrower by the Bank in consortium or multiple banking arrangement with Other Banks, then the Borrower may, at the instructions and/or with prior written consent of the Bank, deposit the proceeds of every sale mentioned above with the lead bank of the consortium or any of the Other Banks authorised for such purpose by the Bank]

4.11	The Borrower may in the ordinary course of its business, sell the Secured Assets comprising of the stock (or any part of it) unless prohibited to do so by the Bank.

4.12	The Borrower undertakes not to remove or permit to be removed, the Secured Assets comprising of the stock (or any part of it) or divert or cause or permit them to be diverted while in transit except for the purpose set out in Clause 4.11 AND if Secured Assets comprising of the stock (or any part of it) is shipped at any time, the Borrower shall, if the Bank so requires, hand over the bills of lading and/or shipping documents and / or documents of title endorsed in favour of the Bank and in default of the Borrower doing so the Bank shall be entitled to enter and take possession thereof wherever they may be found.

4.13	The Borrower undertakes to give prior written notice to the Bank of its intention to change the location to store the Secured Assets comprising of the stocks, mentioning the particular type or class of stocks affected and the address of the new place of storage.

4.14	The Borrower shall furnish to the Bank on the last day of each financial quarter (or other intervals as the Bank may demand), full and correct particulars/statements of Secured Assets comprising of all stocks. These particulars shall include the quantity, description and their market value their place of storage, whether they are in transit, and whether they are insured.

4.15	The Borrower shall allow Bank’s service providers to inspect the Secured Assets comprising of the stocks and records and produce such evidence as the Bank may require as to their cost and value.

4.16	At its expense, the Borrower authorizes the Bank to have the Secured Assets comprising of the stocks valued by an appraiser/valuer that the Bank may appoint. The Bank shall debit all costs and expenses incurred in this regard to the Borrower’s accounts in the Bank’s books and until their repayment treat such amounts as an advance secured by this Memorandum.

4.17	At its own expense, the Borrower shall keep the Secured Assets comprising of the stocks in marketable and good condition.

4.18	If required by the Bank, the Borrower shall place notice boards with the Bank’s name legibly and distinctly printed in a conspicuous position at the entrance of and inside the factory/godown/premises or other places where the stocks are kept or shall be brought during the continuance of this Memorandum.

4.19	The Borrower shall observe and perform all covenants and undertakings set forth in the Facility Agreement. These covenants/undertakings are incorporated in this Memorandum by reference as if they were set forth in full.

4.20	The Borrower shall punctually pay all taxes and outgoings payable in respect of the Secured Assets, and ensure that the Secured Assets does not become charged with their payment.

4.22	Where applicable, at its own cost and expense, the Borrower shall maintain the Secured Assets in good repair and condition, and if required by the Bank, repair any defect.

5.	SECURITY

5.1	The security created by or pursuant to this Memorandum will be a continuing security and shall remain in full force and effect notwithstanding any intermediate payment or settlement of account.

5.2	Nothing contained in this Memorandum shall operate so as to merge or otherwise prejudice, affect or exclude:

5.2.1	Any other security, guarantee or lien whether of or against the Borrower or of third parties which the Bank may for the time being hold or would have held but for this security; or

5.2.2	Any of the Bank’s right or remedies in respect of any present or future security, guarantee, obligation or decree for the Borrower’s indebtedness or liability to the Bank.

5.3	The security created by this Memorandum will be in addition and without prejudice to any other security, guarantee, liens, indemnities or other right or remedy that the Bank may now or in the future hold for payment/repayment of the Facility and other amounts secured by this Memorandum.

5.4	The Borrower will always keep the Secured Assets distinguishable and hold as exclusive property of, and specifically appropriated to, the Bank.

5.5	Unless otherwise agreed in writing between the Bank and the Borrower, the security created by or pursuant to this Memorandum will remain in full force and effect notwithstanding any amendments to or variation in the terms and provisions of the Facility Agreement.

6.	APPOINTMENT OF A RECEIVER

If after granting or during the continuance of the Facility, the Borrower defaults in paying any moneys secured by this Memorandum or upon a breach of the terms and conditions of this Memorandum or upon any event of default under the Facility Agreement, or in the sole judgment of the Bank circumstances occur that may prejudice or imperil the Secured Assets, then in such event, the Bank may in writing appoint or remove one or more Receivers of the security created by this Memorandum, under section 69A of The Transfer of Property Act, 1882. All powers provisions and trusts contained in Section 69A of The Transfer of Property Act, 1882 and all other applicable laws shall apply to the Receiver appointed by the Bank.

7.	ENFORCEMENT & REMEDIES

7.1	The occurrence of any of the following events shall classify as an “Events of Default”:
7.1.1	any representation / warranty provided by the Borrower under / in relation to this Memorandum is or becomes false, misleading or otherwise incorrect;

7.1.2	the Borrower fails to observe or comply with any of the terms of this Memorandum and / or the Facility Agreement and / or any other document entered into between the Bank and the Borrower under / in relation to this Memorandum;

7.1.3	the Borrower fails to make payment of any amount (whether in respect of the principal amount of the Facility, or interest thereon, or otherwise) due under / in relation to this Facility as and when the same become due;

7.1.4	the Borrower commits any act of bankruptcy, insolvency, suspends payment to any of its creditors, if the Borrower suspends payments to any creditors or threatens to do so, or if any petition of bankruptcy or winding up is filed by or against the Borrower which petition is not withdrawn within 30 days of being admitted;

7.1.5	a receiver is appointed over the whole or any part of the property of the Borrower;

7.1.6	the Borrower ceases or threatens to cease carrying on its business;

7.1.7	any order of attachment, distress, execution or other similar process is enforced against the Borrower and / or upon the Secured Assets and any other security provided to the Bank in relation to the Facility (“Security”);

7.1.8	the security created by this Memorandum ceases to enure to the benefit of the Bank;

7.1.9	to the extent that security has been provided by any person other than the Borrower in connection with the Facility, any of the events set out in sub-clauses 7.1.1 to 7.1.8 above occur in relation to such third party;

7.1.10	if there is any deterioration or impairment of the Secured Assets or any part thereof or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Secured Assets or any part thereof, in the judgment of the Bank to become unsatisfactory as to character or value;

7.1.11	if it is certified by a firm of accountants appointed by the Bank (which the Bank is entitled and hereby authorised to so appoint at any time) that the liabilities of the Borrower exceed the Borrower’s assets or that the Borrower is carrying on a business at a loss; and

7.1.12	any other event occurs which in the sole opinion of the Bank is likely to adversely affect the ability of the Borrower to perform its obligations under this Memorandum.
7.2	If an event of default happens under the Facility Agreement, then without further notice to the Borrower and without prejudice to its rights and remedies under clause 6 and under law, the Bank may:

7.2.1	Through authorized agents and representatives, enter any place or premises where the Secured Assets or their records may be situated kept or stored. For such entry, the Bank may do all acts deeds or things deemed necessary by the Bank.

7.2.2	Inspect, value, insure, take charge of, enforce, seize (without Court’s intervention), recover, realize, receive or convert into money — all or any of the Secured Assets.

7.2.3	Either by public auction or by private contract, sell or assign all or any of the Secured Assets on such terms and conditions as the Bank thinks fit.

7.2.4	Apply the net proceeds of such sale/assignment towards repayment of the Secured Obligations.

7.2.5	Compromise or settle with any third party.

7.3	The Borrower undertakes not to take any action inconsistent with or prejudicial to these rights of the Bank.

7.4	The Borrower agrees to accept Bank’s accounts as sufficient evidence of the amount received on sale/realization and of all charges and expenses incurred by the Bank.

7.5	The Borrower confirms that the Bank or any Receiver that the Bank appoints will not be liable for any loss or damage the Borrower may suffer if the Bank exercises any of its rights and powers under law or this Memorandum.

7.6	The Borrower shall pay the shortfall or deficiency, if the net sum realized by such sale/assignment is insufficient to pay the dues secured by this Memorandum.

7.7	If any surplus remains with the Bank after payment of the dues secured by this Memorandum, the Bank will apply it in payment or liquidation of any other moneys due from the Borrower to the Bank, whether solely or jointly with any other person.

7.8	The Bank shall be at liberty to apply any other moneys in the hands of the Bank standing to the Borrower’s credit or belonging to the Borrower in or towards the payment of the balances, provided that nothing herein contained shall in any manner prejudice or affect the remedy of the Bank Against the Borrower personally.

8.	FURTHER ASSURANCES

8.1	The Borrower assures the Bank that, subject to the security created under this Memorandum, all security (present and future) whether now hypothecated or which may be hypothecated in future, are and will be the Borrower’s absolute and unencumbered property with full power of disposition and realization. The Borrower further assures that it shall not create security over or part with possession of the Secured Assets or any part thereof specially or otherwise in favour of any other party. The Borrower assures not to create any security ranking senior or pari passu with and/or subject to the security created by this Memorandum, without obtaining the Bank’s prior written consent.

8.2	To enable the Bank to exercise its rights under this Memorandum and more fully assure the Secured Assets to the use of the Bank, the Borrower agrees to:
8.2.1	Transfer and deliver to the Bank relative contracts, securities and all other documents;

8.2.2	To sign/furnish all deeds, documents, and papers; and

8.2.3	To furnish such other information and do such acts, deeds and things as may be required by the Bank.
The Borrower unconditionally agrees that on the Borrower’s failure to do 8.2.1, 8.2.2 and / or 8.2.3 above within a week of Bank’s written demand, the Bank may execute such documents itself on Borrower’s behalf.

8.3	The Borrower shall not have any claim whatsoever against the Bank in relation to any act or thing done, omitted, permitted or suffered by the Bank in exercising its rights/powers under this Memorandum and such exercise shall be without prejudice to the Bank’s other rights and remedies in law and notwithstanding that there may be any pending suit or proceedings relating to the Secured Assets or the security created by this Memorandum.

9.	ATTORNEY

The Bank shall have all-powers incidental and necessary to enforce and realize the security created by this Memorandum. At the Borrower’s risk and expense, the Borrower irrevocably appoints the Bank as the Borrower’s attorney to do all acts, deeds and things necessary to so enforce and realize the security created by this Memorandum. Without prejudice to powers conferred on the Bank under this Memorandum, the Borrower agrees:

9.1	If necessary, to execute a formal power of attorney in favour of the Bank in such form and name as may be advised by the Bank; and

9.2	To furnish information, reports, returns, certificates and statements as the Bank may require in connection with the security created by this Memorandum.

10.	REPRESENTATIONS AND WARRANTIES

10.1	On a continuing basis, the Borrower represents to the Bank as follows:

10.1.1	The Borrower is legally and properly organized and in existence as a private limited company incorporated and registered under the Companies Act, 1956 and has obtained all necessary consents, approvals, licences and permissions for the conduct of its business;

10.1.2	The Borrower is empowered and authorised to enter into this Memorandum, and to execute all documents executed / required to be executed under or in relation to this Memorandum, and the Borrower has taken all necessary action for the execution of this Memorandum, and to avail the Facility from the Bank;

10.1.3	This Memorandum and all documents required to be executed under and / or in relation to this Memorandum constitute / will constitute valid and binding obligations of the Borrower enforceable in accordance with their own terms, and the person(s) executing such document(s) on behalf of the Borrower have been duly authorised to do so;

10.1.4.	By executing this Memorandum or any related documents, the Borrower will not violate any (i) covenants or conditions under any existing agreement entered into by the Borrower with any third party; (ii) provision of any decree of any competent authority; and/or (iii) applicable law;

10.1.5	There is no action, suit, proceeding or investigation pending and/or continuing or to the knowledge of the Borrower threatened by or against the Borrower or the property of the Borrower before any court of law, government authority or other competent authority which may have a material effect on the financial and other affairs of the Borrower, or which may call into question the validity, enforceability or performance by the Borrower of this Memorandum or any of its terms and conditions;

10.1.6	No Event of Default or potential Event of Default has occurred and/or is in existence or continuing;

10.1.7	All factual and other information provided to the Bank in relation to the Facility or this Memorandum was true and accurate as at a date no earlier than the date on which it was provided; and

10.1.8	The Borrower will promptly inform the Bank about any litigation, dispute, or any proposal by a regulatory body to acquire the Secured Assets, or any of it.

10.2	The Borrower hereby agrees to indemnify the Bank against any costs, fees, charges or expenses that may be incurred by the Bank as a result of breach of any of the representations / warranties set out above. For the purpose the Bank shall be entitled to debit the account(s) of the Borrower maintained with the Bank, and until satisfaction of all such amount(s) due, treat such amount(s) as an advance secured under this Memorandum.

11.	COVENANTS

11.1	Affirmative Covenants

For so long as the Facility or part thereof is still outstanding, the Borrower shall:

11.1.1	allow the representative(s) and / or nominee(s) of the Bank to enter into the premises of the Borrower in order to inspect the property, books of account and other relevant accounts, documents and records of the Borrower provided to the Bank as security for the obligations of the Borrower under / in respect of this the Facility. The Borrower shall promptly repay the Bank all costs and expenses incurred in respect of such inspection.

11.1.2	execute in favour of the Bank and / or its nominee(s) such further documents, forms and / or papers’ as the Bank may in its absolute discretion require in connection with the Facility.

11.1.3	utilise the Facility only for the purpose for which it was extended by the Bank.

11.1.4	immediately notify the Bank upon becoming aware of any Event of Default or potential Event of Default.

11.1.5	not breach, or cause to be breached, the financial covenants stipulated by the Bank.

11.1.6	ensure that the security provided by the Borrower under this Memorandum is of such value as is sufficient to meet the security margin requirements of the Bank. In the event either the value of the security provided under this Memorandum deteriorates, or the Bank advances further sum(s) to the Borrower such that the value of the security provided by the Borrower under this Memorandum does not meet the security margin requirements of the Bank, the Borrower shall deposit with the Bank additional security in the form of cash or such other securities as are acceptable to the Bank, failing which the Bank may at its discretion sell, dispose of, or realise any or all of the security provided under this Memorandum without being liable for any loss or damage or diminution in value of the security provided under this Memorandum.

11.2	Negative Covenants

For so long as any of the Facility or any part thereof is still outstanding, the Borrower shall not without the prior written consent of the Bank:

11.2.1	permit any change in its constitution or management; or

11.2.2	create any charge, mortgage, pledge, hypothecation, lien or other encumbrance over the security provided under this Memorandum in favour of any person other than the Bank.

12.	PARTICIPATIONS

The Borrower hereby expressly and unconditionally agrees that notwithstanding anything to the contrary contained in any documents, deeds, letters executed by the Borrower in favour of the Bank, that during the subsistence of the Facility/ies, the Bank shall have the liberty to shift, at its discretion, without notice to the Borrower, from time to time a part or portion of the outstandings in the limit/s of the Facility/ies (hereinafter referred to as the “Participation”) to one or more scheduled commercial banks (hereinafter referred to as the “Participating Bank/s”) and the Participation shall be governed by the terms of the UNIFORM CODE GOVERNING INTER BANK PARTICIPATIONS, 1988 which the Borrower has read and understood, and all amendments thereto, from time to time. The Participation shall not affect the rights and obligations, inter se, the Borrower and the Bank in respect of the Facility/ies, in any manner whatsoever. Such Participation shall be available to the Bank, for and in respect of all additional/ further limits under the Facility/ies, without any confirmation/ consent of or any reference to the Borrower in that behalf. The Borrower shall not have and shall not claim any privity of contract with any such Participating Banks under the Participation and the Bank shall and shall continue to represent the Participating Banks in all respects and for all matters arising out of/relating to the Participation.

13.	INDEMNITY

13.1	The Borrower shall indemnify the Bank against all costs, charges, expenses, losses and / or damages incurred or suffered by the Bank by reason of any false or misleading information given by the Borrower to the Bank, or as a result of the occurrence of any Event of Default or the enforcement of the security provided under this Memorandum.

13.2	The Borrower shall reimburse the Bank for all costs, charges and expenses, losses and / or damages incurred or suffered by the Bank relating to this Agreement (including, the preparation of, negotiation, modification(s) and / or enforcement) and any related and / or incidental documents.

13.3	The Bank reserves the right at any time to debit any of the Borrower’s accounts with the Bank for principal, interest, commission, charges, fees and all other monies owed to the Bank by the Borrower.

14.	NOTICES

14.1	Any notices to be provided by either Party shall be in writing, signed by an authorised officer, if sent by post, delivered to the addresses set out below or to such other address as may be notified for the purpose by the Parties from time to time, and if sent by facsimile, sent to the numbers notified below or to such other number as may be notified for the purpose by the Parties from time to time. Notices shall be deemed to have been

Address of the Borrower:	Plot No. 83,
Electronics City,
Bangalore South,
Karnataka - 560100
Facsimile:	080-28521094

Address of the Bank:	Standard Chartered Bank
Raheja Towers, 26-27 M.G.Road
Bangalore - 560001
Facsimile:	080-25599255
14.2	The Borrower agrees that all instructions and / or correspondence sent by the Borrower to the Bank are sent at the Borrower’s risk, and the Bank does not assume any responsibility for any inaccuracy, interruption, error, delay or failure in transmission or delivery whether sent by post, courier, e-mail or any other form of written or electronic communication.

15.	ASSIGNMENT

The Borrower shall not be entitled to assign or transfer any of its rights, benefits and obligations under the Facility and/or this Memorandum to be executed /executed with the Bank. The Borrower agrees that notwithstanding anything to the contrary contained in any documents executed under / in relation to this Memorandum or the Facility, the Bank shall have the right to assign and / or transfer and / or novate and / or otherwise securitise its rights or obligations under this Memorandum and / or the Secured Obligations whether with or without recourse to the Bank, to one or more scheduled commercial banks or any other entity, trust, any association whether located / placed in India or outside India, without any reference or notice to the Borrower. The Borrower shall not, however, claim any privity of contract with any such entity to whom the Secured Obligations and / or any rights and obligations under this Memorandum have been assigned / transferred / securitised.

16.	DISCLOSURES

16.1	The Borrower hereby accepts and confirms that as a pre-condition to grant of the credit facilities including, the Facility by the Bank to the Borrower, the Bank, requires consent of the Borrower to make certain disclosures in relation to the Borrower including information and data relating to the Borrower and any credit facility availed of by the Borrower and any default committed in discharge of any such obligations. Accordingly, the Borrower hereby agrees and gives consent to the disclosure by the Bank of all or any such:

16.1.1	information and data relating to the Borrower;

16.1.2	the information or data relating to the Borrower’s obligations in any credit facility granted / to be granted, by the Bank; and

16.1.3	default, if any, committed by the Borrower in discharge of such obligation,

as the Bank may deem appropriate and necessary, to disclose and furnish to Credit Information Bureau (India) Ltd. and any other agency authorized in this behalf by Reserve Bank of India or any other regulatory authority.

16.2	The Borrower further declares that the information and data furnished by the Borrower to the Bank is/shall be true and correct.

16.3	The Borrower further undertakes and declares that:

16.3.1	the Credit Information Bureau (India) Ltd. and any other agency so authorized may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them; and

16.3.2	the Credit Information Bureau (India) Ltd. and any other agency so authorized may furnish for consideration, the processed information and data or products thereof prepared by them to banks/financial institutions and other credit grantors or registered users, as may be specified by the Reserve Bank of India in this behalf.

16.4	The Borrower hereby consents to Standard Chartered Bank, India (the “Bank”), its officers and agents disclosing information relating to its account(s) and/or dealing relationship(s) with the Bank, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with the Bank, to
(a)	the head office of the Bank, any of its subsidiaries or subsidiaries of its holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.
17.	WAIVER

The Borrower confirms that no delay of the Bank in exercising or not exercising any right, power or remedy accruing/available to the Bank on Borrower’s default or otherwise under Facility Agreement, this Memorandum or any other security documents/letters of guarantee shall impair or prejudice such right, power or remedy or shall be construed as its waiver or acquiescence. The Borrower further confirms that any single or partial exercise of any right, power or remedy by the Bank shall not preclude further exercise thereof. Every right and remedy of the Bank shall continue in full force until the Bank specifically waives it by a written instrument.

18.	FACILITY LETTER

The terms of the facility letter facility letter dated 18 August, 2010 from the Bank to the Borrower regarding the sanction of the Facility, as amended, modified, varied and supplemented including, any subsequent facility letter(s) issued by the Bank regarding the Facility from time to time (“Facility Letter”) shall from part of this Agreement and shall be in addition to and be read in conjunction with the terms of this Agreement. If there are any inconsistencies between the terms of the Facility Letter and this Agreement then, the terms of this Agreement shall prevail.

19.	LIENS/RIGHT OF SET OFF

In addition to all liens upon, and rights of set off against the monies, securities or other property of the Borrower given to the Bank by law, the Bank shall have a lien upon and a right of set off against, all monies, securities and other property of the Borrower now or hereafter in the possession of or on deposit with the Bank, whether held in a general or special account or deposit, or for safe keeping or otherwise; and every such lien and right of set off may be exercised without demand upon or notice to the Borrower. No lien or right of set off shall be deemed to have been waived by any act or conduct on the part of the Bank, or by any neglect to exercise such right of set off or to enforce such lien, or by any delay in so doing and every rights of set off and lien shall continue in full force and effect until such rights of set off or lien is specifically waived or released by an instrument in writing executed by Bank.

20.	GOVERNING LAW AND JURISDICTION

This Memorandum and all documents executed under / in relation to this Memorandum shall be governed by and construed in accordance with the laws of India. Any disputes arising under / in relation to this Memorandum shall be subject to the non-exclusive jurisdiction of the Courts at Bangalore.
IN WITNESS, the Borrower has affixed its common seal to this Memorandum on

Pursuant to the Resolution of its Board of Directors	)
passed in their meeting held on _________,	)
the Common Seal of Opto Circuits (India) Limited	)
has been affixed in the presence of	)	/s/ Vinod Ramnani
	)	For Opto Circuits (India) Limited
	)	Authorized Signatory
)
)
Director/s of the Company, who has/have in	)
token thereof signed this Memorandum	)

Schedule
(Description of Assets)
Book Debts
All present and future book debts, outstandings moneys receivable, claims and bills which are now due and owing or which may at any time during the continuance of this security become due and owing to the Borrower in the course of its business by any person, firm, company or body corporate or by the Government Department or office or any Municipal or Local or Public or Semi Government body or authority or any body corporate or undertaking or project whatever in the public sector.
Stocks
All present and future stock in trade consisting of raw materials, finished goods, goods in process of manufacturing and other merchandise whatsoever, being movable properties, now or at any time after this Memorandum:
i.	Belonging to the Borrower; or

ii.	At the Borrower’s disposal; or

iii.	Stored or be stored or brought in to upon or in course of transit to the Borrower’s factory or premises including at Plot No.83, Electronics City, Bangalore South, Karnataka 560 100 (or at any other place in the Borrower’s possession or occupation or at any other place).

Date: 18th August 2010
Ref: 10043361
Opto Circuits (India) Limited
Plot No.83, Electronics City,
Bangalore South,
Karnataka — 560100
Kind Attention:- Mr. M. Srinivas (GM Finance)
Dear Sirs,
Banking Arrangements/Facilities
We, Standard Chartered Bank, Raheja Towers, 26-27, M.G.Road, Bangalore — 560 001 (hereinafter referred to as “the Bank”, which expression shall include our successors and assigns) are pleased to sanction the following credit facilities (collectively hereinafter referred to as “the Facility”) at the disposal of Opto Circuits (India) Limited (“You” or “Customer”) on the terms and conditions as set out below in this facility letter (the “Facility Letter”).
(The Customer and the Bank are hereinafter collectively referred to as the “Parties” and each individually as the “Party”).
Schedule A

Facility:
Limit 1	USD 30,000,000/-

Limit Type	Pre-shipment Financing Under Export Orders

Purpose (“Purpose”)	Pre-shipment credit on running account basis to meet the working capital requirements of the company

Tenor	Maximum up to 180 days

Maturity Period(s)	31/05/2011

Interest	At the rate as negotiated with & agreed by the Bank, subject to RBI guidelines.

Security Summary	First pari-passu charge over current assets.

Security to be completed within 90 days from date of this letter.
Specific Terms and Conditions
1. Pre shipment credit will be disbursed in INR/ foreign convertible currency
2. Pre shipment will be provided on a running account basis as per RBI guidelines

Sub Limit 1a	(USD 30,000,000/-)

Limit Type	Export Bills Discounting

Purpose (“Purpose”)	Post Shipment advance to meet the working capital requirement of the company.

Tenor	Maximum up to 180 days

Maturity Period(s)	31/05/2011

Interest	At the rate as negotiated with & agreed by the Bank

Security Summary	Same as limit 1
Specific Terms and Conditions
1. The bills will be discounted up to 100% of the bill value.
2. Limit will be provided in any foreign convertible currency or INR as requested by the Customer as per RBI guidelines.
3. Discrepant bills will be discounted under this limit.

Sub Limit 1b	(USD 15,000,000/-)

Limit Type	Financial Guarantees / Standby Letter of Credit (Trade)

Purpose (“Purpose”)	The Standby Letter of Credit (SBLC) will be issued to the customers Subsidiaries (Criticore, USA & Eurocor, Germany) avail working capital facility.

Tenor	Maximum up to 1 year

Maturity Period(s)	31/05/2011

Commission	At the rate as negotiated with & agreed by the Bank

Security Summary	Same as limit 1

Specific Terms and Conditions	The Standby Letter of Credit (SBLC) will be issued to the Customers Subsidiaries abroad to avail working capital facility.

Sub Limit 1c	(USD 10,000,000/-)

Limit Type	Import Letter of Credit — Unsecured

Purpose (“Purpose”)	Letter of Credit (LC) for import / inland purchase of raw material, components.

Tenor	Maximum up to 180 days

Maturity Period(s)	31/05/2011

Commission	At the rate as negotiated with & agreed by the Bank

Security Summary	Same as limit 1

Specific Terms and Conditions	Shipping Guarantees/Delivery Orders will be issued under this limit without margin for Document Against Acceptance (D/A) bills under the Bank’s Letter of Credit (LCs). For all other bills 110% margin to be deposited prior to issuance of the Shipping Guarantee/Delivery Order. Lorry Receipt (LR), Freight Forwarders Transport Document, Airway Bill, Bill of lading consigned to the order of the applicant etc. may be called for in the Letter of Credit

Sub Limit 1d	(USD 5,000,000/-)

Limit Type	Bond & Guarantees

Purpose (“Purpose”)	Performance, Advance, Bid Bond and Statutory Guarantees.

Tenor	Maximum up to 1 year

Maturity Period(s)	31/05/2011

Commission	At the rate as negotiated with & agreed by the Bank

Security Summary	Same as limit 1

Sub Limit 1e	(INR 50,000,000/-)

Limit Type	Overdraft

Purpose (“Purpose”)	Overdraft for working capital purposes

Tenor	Maximum up to 1 day

Maturity Period(s)	31/05/2011

Interest	At the rate as negotiated with & agreed by the Bank, payable monthly in arrears. The rate of interest is subject to change without prior notice at the discretion of the Bank.

Security Summary	Same as limit 1

Sub Limit 1f	(INR 50,000,000/-)

Limit Type	Short Term Loans

Purpose (“Purpose”)	Working Capital Demand Loan (WCDL) for working capital purposes

Tenor	Maximum up to 120 days

Maturity Period(s)	31/05/2011

Interest	At the rate as negotiated with & agreed by the Bank, payable monthly in arrears or at the maturity of the tenor whichever is earlier. The rate of interest is subject to change without prior notice at the discretion of the Bank.

Security Summary	Same as limit 1
Pre-shipment clause/ Packing Credit
In case of Pre-shipment finance facility the Customer shall not avail of any other facility or financing arrangement from the banking system which may in any manner facilitate or result in double financing. The Customer will produce or submit to the Bank on demand the original Letter of Credit and/or purchase order documents as required by the Bank. The Pre-shipment financing facility will be with full recourse to the Customer and will be subject to compliance with the applicable guidelines of the Reserve Bank of India from time to time.
A.	SPECIFIC TERMS AND CONDITIONS

1.	Facility Offices/Branches

The Facility shall be availed of by the Customer at Raheja Towers, 26-27, M.G.Road, Bangalore — 560 001 branch or such other branch/branches of the Bank in India, as may be agreed between the Parties.

2.	Nature and Terms of the Facility

2.1	Notwithstanding anything contained herein this Facility is uncommitted in nature and therefore, is subject to cancellation and/or payable earlier on demand at any time made by the Bank, in which case the Customer shall repay the same forthwith to the Bank.

2.2	The Facility can only be utilised/drawn down when:
(i) the Bank has received and is satisfied that the documents enclosed with this Facility Letter as stated in Annexure 2 and/ or any other documents which the Bank may require from the Customer as condition precedent for drawdown /utilisation of the Facility (“Documents”) have been duly completed and executed and duly supported by a resolution of the Customer’s board of directors
(ii) all of the Bank’s mandate requirements and conditions precedent, have been duly completed to the Bank’s satisfaction; and

(iii) all Reserve Bank of India (the “RBI”) / other regulatory guidelines (whatever/if any, applicable for the Facility) have been complied with by the Customer.
It is clarified that this Facility Letter shall be read together with the terms of any other Documents and not in contradiction thereof.
2.3	Repayment /Prepayment:
(i) Unless otherwise agreed in writing by the Bank, the Facility and all outstandings thereunder, together with all Charges payable in respect thereof, will be repaid by the Customer to the Bank on the respective due dates of the Facility.
(ii) Any prepayment or part prepayment of the Facility may be allowed only with the prior written permission of the Bank and will be subject to the conditions stipulated by the Bank including payment of prepayment charges (based and calculated on interest differential and/or as agreed by the Bank) stipulated by the Bank.
2.4	The Customer agrees to create security in favour of the Bank or such nominee of the Bank or security trustee as may be acceptable to the Bank. The Customer hereby agrees and confirms that the Customer shall procure / arrange to procure necessary insurances in relation to the property/assets offered to the Bank as security hereunder, at the costs of the Customer.

2.5	The Borrower shall at all times be the sole legal and beneficial ownership of all and any of its fixed (movable and immovable) and current assets (such fixed and current assets being collectively referred to as “Assets”) and other Assets that may be acquired from time to time by the Borrower in future, or any of them, and the Borrower hereby covenants that none of such Assets shall be sold, delivered, transferred or disposed of or mortgaged, charged or encumbered or dealt with in any way, without the prior written consent of the Bank.

3.	Multiple Banking Arrangement

The Facilities are available only in multiple banking with other banks as per the multiple banking arrangements agreed upon between the Customer and the various banks under the multiple banking arrangement. The Bank reserves the right to cancel or withdraw the Facility at its own discretion in case the facilities or any part thereof is/ are cancelled or withdrawn by any other bank(s) in the multiple banking arrangement.

4.	Foreign Exchange Transactions

The Bank will be pleased to quote rates for foreign exchange forward transactions up to 1 year. Quotes for the same day or next day settlement can normally be provided subject to the currency involved and the time of the day. Such quotes will always be at the sole discretion of the Bank.

5.	Periodic Review by the Bank and Submission of Financial and Other information
(i) The Facility limit(s) set out in Schedule A above are subject to review / periodic review at any time, based on the Customer’s audited financials each year.
(ii) The Customer will submit to the Bank within 30 days of the date of its audited financials, the financials together with the cash flow projections for the next year, the monthly stock and book debts statements and the quarterly information data along with the aging schedule of your overdue payables, in your periodical returns as prescribed by the Reserve Bank of India, within the stipulated time frame.
(iii) You will submit on demand by the Bank such other/additional information, financial or otherwise, from time to time, as the Bank may require including, without limitation, any information requested in relation to the Purpose of the Facility and as may be required. Non/late submission of any of the above data/statements will attract penal charges at the rates and the discretion of the Bank.
(iv) The information and data furnished or to be furnished by you to the Bank should be true and correct in all respects.
6.	Interest
(i) Except as set out in clause (ii) (for term loan/WCDL) and (iii) (for overdrafts) below, interest, commission and other charges as the case may be, will be levied as stated above, on the respective Facility. The same will be subject to variation at the discretion of the Bank, from time to time and be notified, through account statements to be sent to the Borrower, or by advising in writing from time to time. The interest rate shall be subject to change upon any change in interest rates by the Reserve Bank of India from time to time.
(ii) The Borrower shall pay to the Bank interest on the principal amount of the working capital demand loan (“WCDL”) or term loan (“Loan”) advanced to and drawn down in full by the Borrower, at a rate linked to the Bank’s benchmark prime lending rate (“BPLR”) as on the date of drawdown of the WCDL or the Loan (“Interest Rate”), together with interest tax as may be applicable from time to time. Such Interest Rate will be reflective of the Bank’s cost of funds, operating costs and credit margins and will be applicable for the full tenor of the WCDL or Loan.
In case the WCDL or Loan is to be drawn down in tranches, then the applicable Interest Rate payable on (i) each tranche amount of WCDL or (ii) Loan drawn down and (iii) the Bank’s BPLR will be advised in writing by the Bank to the Borrower on the date of draw down of the respective tranche. The Interest Rate for the respective tranche will remain unchanged for the tenor of the respective tranche, irrespective of any change in the BPLR during that period.
(iii) Interest, commission and other charges as the case may be, will be levied as stated above and will be subject to variation at the discretion of the Bank from time to time (the rate of interest [“Interest Rate”] will be based on the Bank’s cost of funds, operating costs, credit margins and the Bank’s benchmark prime lending rate (“BPLR”). The Interest Rate will be advised by the Bank to the Borrower by mentioning the same in account statements to be sent to the Borrower or by advising in writing, from time to time. The Interest Rate shall be subject to change upon any change in interest rates by the Reserve Bank of India from time to time. The Bank’s BPLR will be posted on the Bank’s website (www.standardchartered.co.in) from time to time.
(iv) Interest will be debited monthly and if unpaid, capitalised to the outstanding principal amount then outstanding. Interest will accrue on a daily basis and be calculated on the basis of 365 days a year or as may be advised by the Bank to the Customer.

6.1	Default Interest

If the Customer does not comply with any of the terms and conditions of the sanction of the Facility and those contained in the Documents and including:
(a) failure to pay on the due date and/or upon occurrence of an Event of Default; or
(b) drawing in the excess of the sanctioned limit (even if such overdrawing has been permitted by the Bank at its sole discretion in such circumstances as may be deemed exceptional by the Bank).
then, the Customer shall be liable and agrees to pay additional interest which will not be less than 2% per annum, over and above the rate of interest applicable for the Facility as mentioned above. A notice to the Customer for the levy of the additional interest by the Bank and service of any such notice is waived. The additional interest shall accrue from the date of default up to the date of actual payment (both before and after judgment). This is without prejudice to the Bank’s other rights and remedies available under this letter and the Documents and in law.

7.	Customer’s representations, warranties and covenants:

7.1	By signing this Facility Letter, you represent and warrant to the Bank on each date of the drawdown of the Facility or any part thereof, and of interest payable, on a continuing basis that:
(i) the Customer is legally and properly organized and in existence as a public limited company incorporated and registered under the Companies Act, 1956 and has the full power and have obtained all necessary authorisations and other consents, approvals, licences and authorities under applicable jurisdiction, and which are in full force and effect, without any default on the part of the Customer, to own its property assets, carry on its business, enter into and perform, ensure the validity and enforceability of the transactions under and in relation to the Facility and execute its obligations thereunder;
(ii) the entry into and performance by the Customer of the transactions under the Facility do not and will not violate any covenants, conditions and stipulations under any existing agreement entered into by the Customer or any law or regulation or its own constitutional documents;
(iii) no litigation, arbitration or administrative proceeding is taking place or pending or, to the knowledge of the Customer, threatened against the Customer or its assets or revenues which, if determined adversely, would materially and adversely affect its ability to perform its respective obligations hereunder and the Documents;
(iv) no Event of Default or potential Event of Default has occurred or is continuing;
(v) the Facility will only be used for the Purpose;
(vi) any receivables purchased or debt financed by the Bank will not be the subject of any counter claim, set off, netting arrangement, any credit, discount or allowance or deduction on the part of the relevant buyer of the goods/services and You shall not avail of any other facility or financing arrangement from any person in respect of any receivables purchased or debt financed by the Bank, whether directly or indirectly, which may result in double financing.
(vii) at the date hereof (I): (where the Customer is a company or a corporation) none of the “Directors of the Bank”* or their relatives, is interested in the company / corporation or in its subsidiary or holding company as director, managing agent, manager, employee or guarantor or holder of substantial interest;

*	The term “Directors of the Bank” for the purpose of this clause shall mean and include the Chief Executive Officer (CEO), the top most officers of Business and Credit (presently the business head and credit head).
(viii) at the date (I): (where the Customer is a company or a corporation) none of the directors or relative of a director of other banks,* is interested in the company / corporation as director or guarantor or holder of substantial interest.

*	The term “directors of other banks” include (apart from directors of commercial banks) directors of Scheduled Co-operative Banks, directors of subsidiaries / trustees of mutual funds / venture capital funds
(ix) at the date: (1): (where the Customer is a company) none of its directors, is a relative of any “Specified Senior Officer of the Bank” or “Specified Senior Officers of the Bank” or relatives, is interested in the company as director or guarantor or holder of substantial interest.
The term “Specified Senior Officer” for the purpose of this clause shall mean and include the top most senior officer (presently the business head and credit head) and his / her immediate next lower level officer in credit and business functions of the Bank.
Substantial Interest for the purpose of clauses (vii), (viii) and (ix) means holding of a beneficial interest by an individual or his spouse or minor child singly or jointly of more than (i) ten per cent of the paid up share capital of a company or (ii) ten per cent of the total capital subscribed by all partners of a firm as the case may be.
“Relative” for the purpose of these clauses (vii), (viii) and (ix) shall mean spouse, father, mother (including step-mother), son (including step-son), son’s wife, daughter (including step-daughter), daughter’s husband, brother (including step-brother), brother’s wife, sister (including step-sister), sister’s husband, brother (including stepbrother) of the spouse and sister (including step-sister) of the spouse.
In cases where the above negative confirmations in clauses (vii), (viii) and (ix) are not true, then the Customer shall provide a written declaration with details of such relationship to the Bank. If the details of such declaration change during the term of the Facility then, the Customer shall promptly provide a written declaration to the Bank of any such changes.
7.2	By signing this Facility Letter, you covenant, agree and undertake with the Bank at all times till the Facility is fully repaid that you shall:
(i) not, without the prior written notice to the Bank, enter into any scheme of expansion, merger, amalgamation, compromise or reconstruction or sell, lease, transfer (or grant any option to do the same) all or substantial portion of its fixed and other assets;
(ii) not, without the prior written notice to the Bank, permit any change in the ownership or control or constitution of the Customer and or make any change in the shareholding or the management or majority of directors and not make any change to the general nature of the business of the Customer from that carried on at the date hereof;
(iii) not, without the prior written notice to the Bank, make any material amendments in the memorandum and articles of association of the Customer (being a company);
(iv) not use all or any part of the Facility for investment(s) into capital market oriented mutual fund schemes including, without limitation, equity / real estate mutual funds.
(v) promptly give written notice to the Bank of:
(a) all litigation materially affecting the Customer;
(b) any substantial dispute between the Customer and any Governmental Authority or Statutory Authority or regulatory body or law enforcement authority which may materially affect the business of the Customer;
(c) all litigations affecting the Customer including, their directors, partners, etc. as the case may be which have been initiated by any other financial institution and/or bank (“FI Litigations”). Further, at the date hereof the Customer shall provide complete details of all such FI Litigations which are current, proposed, pending, continuing or threatened against the Customer its directors, partners, etc in accordance with the RBI Regulations.
8.	Over drawing, large cash withdrawals and suspension or limits:
(i) In the event that the Bank allows the Customer to make drawings beyond the sanctioned limit, either at the express or implied or oral request of the Customer, or at the Bank’s own discretion (which in Bank’s opinion, prima facie, is for the benefit of the Customer), the Customer shall submit to /execute necessary confirmation or other documents in favour of the Bank as the Bank may require and shall repay all such amounts disbursed and the Customer shall also pay interest at the rate applicable for the Facility.
(ii) The Bank may disallow large cash withdrawals that are exceeding Rs. 1,000,000/- (which limit is subject to change from time to time which will be communicated to the Customer) and further the Bank is not under any obligation to meet further requirement of the Customer on account of growth in business, etc., with out proper revision and sanction in credit limits. However, if the Bank agrees to the request of the Customer in this regard, the Customer shall be liable to repay the amounts disbursed along with interest, cost, charges etc. as applicable to the existing main limit or at any other rate of interest which may be communicated to the Customer while acceding to the Customer’s request.
(iii) The Bank may suspend the Facility and/or disallow drawings on a borrowal account on its classification as a non performing asset (NPA) or on account of non compliance with the terms of the sanction and for which no separate communication will be made by the Bank.
9.	Payment of costs and outstandings
(i) The Customer shall bear all charges, expenses and costs (including legal) incurred by the Bank in relation to the granting, amendment, variation, recovery, termination, preservation of the Bank’s rights, enforcement of the Facility or realisation of any security granted in relation to the facility (“Charges”).

(ii) The Bank reserves the right at any time to debit any of the Customer’s accounts with the Bank for the principal, interest and all outstandings under the Facility, Charges and all monies owed to the Bank.
(iii) The Customer’s account (if any) held with any of the branches of the Bank held with the Bank will be debited with processing charges of Rs.5,00,000/- (Indian rupees five Lacs only) on acceptance of this Facility Letter.
10.	Events of Default

The events which are described in Annexure —1 as Events of Default will constitute Events of Default for the Facility in addition to those described in any other agreement in relation to the Facility.

11.	Acceleration

The Bank shall be entitled to demand repayment of all monies due and payable under the Facility and any other sums due in terms hereof and /or the Documents and to withdraw the Facility immediately, notwithstanding any other provision of any Document or this Facility Letter and to enforce the securities (if any). All liabilities, including contingent liabilities, shall become due and payable immediately upon occurrence of any Event of Default.

12.	Taxes and Grossing up and other deductions (if any)
(i) All payments to be made by the Customer to the Bank shall be made without any counter claim, set off and free and clear of and without any deduction for or on account of any present and future taxes, duties and imposts. If the Customer is required to make such deduction, then, the sum payable to the Bank shall be increased to the extent necessary to ensure that, after making such deduction, the Bank receives and retains (without any liability for such deduction) a sum equal to the sum which it would have received had such deduction not been made or required to be made.
(ii) Any service tax as may be applicable in respect any transaction under the Facility will be to the Customer’s account and will be borne and paid by the Customer at all times and the Bank will not be in any way liable to pay the service tax.
13.	Indemnity
(i) The Customer shall as an independent obligation forthwith upon demand by the Bank, indemnify the Bank against any cost, loss, outstandings or liability arising out of any discrepancy /difference between (A) the foreign currency exchange rate applicable at the date of drawdown/ disbursement, and (B) foreign currency exchange rate applicable at the date of repayment or prepayment, as the case may be, and all such amounts payable shall be deemed to be part of the outstandings due from the Customer to the Bank for and on account of the Facility under the terms of this Facility Letter.
(ii) The Customer waives any right it may have to pay any amount under the Facility in a currency or currency unit other than that in which such amount is drawn down and/ or notified by the Bank, as the case may be.

B.	OTHER CONDITIONS
(1)	Disclosure to Credit Information Bureau (India) Limited
As a pre-condition to the Facility given / granted / to be granted / given to the Customer by the Bank, the Customer by accepting this Facility Letter authorises, consents and agrees to disclose information and data relating to the Customer, information and data of any credit facilities availed of/to be availed of by the Customer, and/or information and data relating to any default, if any, committed by the Customer in discharge of the Customer’s obligations. The information provided by the Customer may be disclosed by the Bank as and when the Bank deems it appropriate and necessary and disclose and furnish the same to the Credit Information Bureau (India) Limited and/or any other agency authorised in this behalf by Reserve Bank of India. The information and data furnished/to be furnished by the Customer should be true and correct.
By acceptance of this Facility Letter, the Customer hereby affirms that the Credit Information Bureau (India) Limited and/or any other agency so authorised by the Reserve Bank of India, may use and process the said information and data disclosed by the Bank to them, in the manner as deemed fit by Credit Information Bureau (India) Limited and/or such agency. Further, the Customer also confirms and permits the Credit Information Bureau (India) Limited and/or any other agency so authorised to furnish for consideration the processed information and data or product thereof prepared by them to the banks/financial institutions and/or any other credit grantors or registered users as may be specified by the Reserve Bank of India in this behalf.
(2)	Freedom to disclose information by the Bank
You hereby consent to the Bank, its officers and agents disclosing information relating to you and your account(s) and/or dealing relationship(s) with the Bank, including but not limited to details of any facilities, any security taken, transactions undertaken and balances and positions with the Bank, to
(i) the head office of the Bank, any of its subsidiaries or subsidiaries of its holding company, Affiliates, representative and branch offices in any jurisdiction (together with the Bank), the “Permitted Parties”);
(ii) professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;
(iii) any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement (or any agent or adviser of any of the foregoing);
(iv) any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party:
(v) any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties for purposes in connection with the Services provided or to be provided by the Bank and facilitating the Bank’s management of the banking relationship between the Bank and/or its Affiliate and me/us.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
(3)	Assignment/Transfer
(i) The Borrower is not entitled to assign or transfer any of its rights or obligations under any of the Documents.
(ii) The Bank may assign or transfer any or all its rights under the Documents to any person, in India or outside India, in part or whole from time to time, without the consent of the Borrower and without any obligation on the part of the Bank or any assignee to give prior or subsequent notice of any such assignment to the Borrower. The Bank may transfer or novate any or all of its rights and/or obligations under the Documents to any person, in India or outside India, in part or whole from time to time, without the consent of the Borrower. The Borrower shall promptly upon being requested by the Bank execute such transfer or novation documentation as the Bank may reasonably require.
The Borrower agrees that the Bank (or any nominee of the Bank) may retain the security created pursuant hereto (or any part thereof) in trust and for the benefit of such assignee (and upon part assignment of the Loan, in trust and for the benefit of both the Bank and such assignee on a pari passu basis), without requiring any consent of or notice or making any reference to the Borrower. Upon any such transfer or assignment as contemplated herein, such assignee and the Bank, as the case may be, will be entitled to take any action, including recovery and enforcement of the Bank’s rights hereunder, in its own name without making the Bank or the assignee, as the case may be, a party thereto.
The Borrower irrevocably and unconditionally confirms that it shall continue to be bound by the terms of the Documents notwithstanding such transfer or assignment by the Bank.
(4)	Participation
The Customer gives its unconditional consent that the Bank shall be entitled to shift, at its discretion, without notice to the Customer, from time to time a part [or portion] of the outstandings in the limit/s of the Facility (“the Participation”) to one or more scheduled commercial banks and such Participation’s shall be governed by the terms of the UNIFORM CODE GOVERNING INTER BANK PARTICIPATIONS, 1988 and all amendments thereto, from time to time. Such Participation shall not affect the rights and obligations, inter-se, the Customer and the Bank in respect of the Facility, in any manner whatsoever.
(5)	Liens/Right of Set Off
In addition to all liens upon, and rights of set off against the monies, securities or other property of the Customer given to the Bank by law, the Bank shall have a lien upon and a right of set off against, all monies, securities and other property of the Customer now or hereafter in the possession of or on deposit with the Bank, whether held in a general or special account or deposit, or for safe keeping or otherwise; and every such lien and right of set off may be exercised without demand upon or notice to the Customer. No lien or right of set off shall be deemed to have been waived by any act or conduct on the part of the Bank, or by any neglect to exercise such right of set off or to enforce such lien, or by any delay in so doing and every rights of set off and lien shall continue in full force and effect until such rights of set off or lien is specifically waived or released by an instrument in writing executed by Bank.

(6)	Governing Law and Jurisdiction

This Facility Letter and the Documents including, any matter or issue arising out of the Facility shall be governed by and construed with the Indian laws and shall, at the sole discretion of the Bank, be subject to the non-exclusive jurisdiction of the courts in India at Bangalore. This shall not however limit the rights of the Bank to take proceedings in any other court of Competent Jurisdiction.

(7)	Unlawful to lend

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Facility Letter or to fund or maintain or continue any Facility, the Bank shall promptly notify the Customer upon becoming aware of that event and in which case the Facility (ies) shall stand cancelled and the Customer shall repay the same forthwith to the Bank.

(8)	Acceptance of Letter

Your signed acceptance on the enclosed duplicate copy of this Facility Letter will constitute an agreement between us. Please return the duplicate copy duly signed by your authorised signatories along with the enclosed Documents completed to the Bank’s Credit Risk Control at Raheja Towers, 26-27, M.G.Road, Bangalore – 560 001, for the attention Mr. V.S. Shekar. Please do this within one month from the date of this Facility Letter otherwise this offer will lapse unless the Bank in its sole discretion (but shall not be bound to so) accepts if after one month.

As per the Bank’s policy, the Bank will be sending a copy of the loan agreement, if any, executed hereafter, to the address of the Customer. In case the Customer does not receive the copy of the said loan agreement within two weeks from the date of its execution, the Customer shall inform the Bank at its address stated above, and the Bank shall immediately send a copy of the said loan agreement to the Customer.
In case you have any queries, please contact Mr. V.S. Shekar, at 080-5599292.
We assure you of our best services at all times.
Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK

/s/ [ILLEGIBLE]	/s/ Arvind Manjegowda
Relationship manager	Credit Analyst
Origination & Client Coverage	Origination & Client Coverage
Wholesale Banking, India.	Wholesale Banking, India.

We hereby accept the terms and conditions set out in your above Facility Letter dated 8th June 2010 of which this is a duplicate copy.
For and on behalf of
Opto Circuits (India) Limited
(Authorised Signatories for Opto Circuits (India) Limited)
Place:
Date:
In witness whereof the common seal of the Customer has been affixed to these presents on the day and the year hereinabove mentioned at Bangalore.

The Common Seal of Opto Circuits (India) Limited.	)
has been affixed hereunto pursuant to the Resolution of the Board of	)
Directors of the Customer passed in their meeting dated ________________	)
pursuant to the Articles and/ or Memorandum of Association of the Customer	)
in the presence of:	)
)
)
	)	/s/ Vinod Ramnani
	)	For Opto Circuits (India) Limited
the Director/s of the Customer, who has/have in token thereof, has/ have	)	Authorized Signatory
subscribed his/her/their respective signature/s hereto.
Place:
Date:

ANNEXURE—1
Upon the occurrence of any of the following events (the “Events of Default”):
1) any representation, warranty or declaration provided by the Customer in terms of the Facility Letter and in relation to the Facility is or becomes false, misleading or otherwise incorrect;
2) the Customer fails to observe or comply with any of the terms and conditions of the Facility Letter or the Documents or other document entered into with the Bank under / in relation to the Facility;
3) the Customer fails to make payment of any amount due under / in relation to the Facility or Charges as and when it becomes due;
4) the Customer commits any act of bankruptcy, insolvency, suspends payment to any of its creditors, or if any petition of bankruptcy or winding up is filed by or against the Borrower which petition is not withdrawn within 30 (thirty) days of being admitted;
5) there is a default, event of default or other similar condition or event (however described), or a potential event of default which with the lapse of time or giving of notice, may become an event of default, under one or more agreements or instruments entered between (i) the Bank and the Customer, or (ii) the Bank and any of the Customer’s affiliates/associated company(ies); or (iii) the Customer and any of its lenders; or (v) the Customer’s affiliates/associated company(ies) with any of their lenders;
6) a receiver is appointed over the whole or any part of the property of the Customer;
7) the Customer ceases or threatens to cease carrying on its business;
8) any order of attachment, distress, execution or other similar process is enforced against the Customer and/or upon any security provided to the Bank in relation to the Facility;
9) the securities (if any) created ceases to enure to the benefit of the Bank;
10) if it is certified by a firm of accountants appointed by the Bank (which the Bank is entitled and hereby authorised to so appoint at any time) that the liabilities of the Borrower exceed the Borrower’s assets or that the Customer is carrying on a business at a loss;
11) if there is any deterioration or impairment of any securities or any part thereof or any decline or depreciation in the value thereof (whether actual or reasonably anticipated), which causes the securities or any part thereof, in the judgment of the Bank to become unsatisfactory as to character or value;
12) all or any part of the Facility is not utilised for the Purpose;
13) any other event occurs which in the sole opinion of the Bank is likely to adversely affect the ability of the Borrower to perform its obligations under /in respect of the Facility and under this Facility Letter.

ANNEXURE—2
List of documents
1. Accepted Facility Letter duly supported by a Board resolution.

2. Certified copies of constitutional documents.

3. Demand Promissory Note (DPN) for USD 30 M

4. Letter of continuity for DPN for USD 30 M

5. General Letter of Hypothecation.

6. Letters of Credit Indemnity.

7. Counter Guarantee & indemnity for USD 20 M.

8. Packing Credit Undertaking & indemnity for USD 30 M.

9. Facility Agreement for Rs. 50 M.

10. Unattested Memorandum of Hypothecation for USD 30 M.

11. Form 8 duly registered with ROC.

DEMAND PROMISSORY NOTE
USD 30,000,000/- OR INR Equivalent
ON DEMAND We Opto Circuits (India) Limited, promise to pay to STANDARD CHARTERED BANK or order at its office / branch at Raheja Towers, 26/27, M.G. Road, Bangalore 560 001 (the “Bank” including, its successors and assigns), the sum of USD 30,000,000/- OR INR equivalent (United States Dollars Thirty Million only OR INR equivalent) together with interest from the date hereof, at the rate of,                      % per annum or such other rate as the Bank may fix from time to time, payable with monthly rests, for value received.

The Common Seal of Opto Circuits (India) Limited
has been affixed hereunto pursuant to the resolution of the
Board of Directors of the Company passed in their meeting dated           in the presence of:

the Director/s of the Company, who has/have in token thereof, has/have subscribed his/her/their respective signature/s hereto.
) ) ) ) ) ) ) ) ) ) ) )	/s/ Vinod Ramnani For Opto Circuits (India) Limited Authorized Signatory

Place:

Date:

(Not to be attested / witnessed)

DEMAND PROMISSORY NOTE
USD 30,000,000/- OR INR Equivalent
ON DEMAND We Opto Circuits (India) Limited, promise to pay to STANDARD CHARTERED BANK or order at its office / branch at Raheja Towers, 26/27, M.G.Road, Bangalore 560 001 (the “Bank” including, its successors and assigns), the sum of USD 30,000,000/- OR INR equivalent (United States Dollars Thirty Million only OR INR equivalent) together with interest from the date hereof, at the rate of,                                         % per annum or such other rate as the Bank may fix from time to time, payable with monthly rests, for value received.

The Common Seal of Opto Circuits (India) Limited
has been affixed hereunto pursuant to the resolution of the
Board of Directors of the Company passed in their meeting
dated                in the presence of:

the Director/s of the Company, who has/have in token thereof, has/have subscribed his/her/their respective signature/s hereto.
) ) ) ) ) ) ) ) ) ) ) )	/s/ Vinod Ramnani For Opto Circuits (India) Limited Authorized Signatory

Place:

Date:

(Not to be attested / witnessed)

LETTER OF CONTINUITY FOR D.P. NOTE
To,
Standard Chartered Bank
Raheja Towers,
26/27, M.G. Road,
Bangalore 560 001
Dear Sirs,
We refer to the Demand Promissory Note for USD 30,000,000/- OR INR Equivalent (United States Dollars Thirty Million only or INR Equivalent) dated                              duly signed and delivered by us to you (“DPN”), as security for the repayment of amounts under fund based facility/ies (“the Facility”) granted to us, which are presently outstanding and also for the repayment of any further amounts, which we may avail hereafter from you. We hereby irrevocably and unconditionally agree, confirm and undertake that:
1.	the DPN shall operate as continuing security to you to be enforceable for the repayment of the ultimate balance and/or all sums remaining unpaid under the Facility now or hereafter, including all interest to become payable in respect of / under the Facility or which may in future be advanced; and

2.	we will remain liable on the DPN notwithstanding payment made into the account of the Facility from time to time or the Facility being reduced or extinguished from time to time or even if the balance in the account of the Facility may be in credit.
In witness whereof the common seal of the Company has been affixed to these presents on the day and the year hereinabove mentioned at Bangalore.

The Common Seal of Opto Circuits (India) Limited
has been affixed hereunto pursuant to the
Resolution of the Board of Directors of the Company
passed in their Meeting dated                              in
the presence of:

the Director/s of the Company, who has/have in
token thereof, has/have subscribed his/her/their
respective signature/s hereto.
) ) ) ) ) ) ) ) ) )	/s/ Vinod Ramnani For Opto Circuits (India) Limited Authorized Signatory
Place:
Date:

General Letter of Hypothecation
(For Bills purchases / negotiations)
To,
STANDARD CHARTERED BANK,
Raheja Towers,
26/27, M G Road,
Bangalore 560 001
Dear Sir,
1. As you may from time to time purchase, negotiate, or make advances against Bills of Exchange drawn or accepted or endorsed by me / us with collateral securities, or make advances to me / us against shipping or other documents, it is agreed between us that the stipulations contained in this Memorandum shall apply to all such transactions.
I/We authorise you, or any of your Managers, or Agents (but not so as to make it imperative) to insure any goods forming the collateral security for any Bills of Exchange or advances from sea risk, including loss by capture, and also from loss by fire on shore, and to add the premiums and expenses of such insurance to the amount chargeable to me / us in respect of such Bills or advances, and also to sell any portion of such goods which you or your Manager or Agent may deem necessary for payment of freight, insurance, and expenses, and generally to take such measures and make such charges for commission, and be accountable as in ordinary cases between a Merchant and his Correspondent. And I / we consent to the goods being warehoused at any public or private wharf or warehouse selected by the Drawees or Acceptors of Bills, or by Consignees of goods or by yourselves.
3. I/We hereby also authorise you, or any of your Managers or Agents, to take conditional acceptances to any Bills, to the effect that on payment thereof, the documents handed to you as collateral security shall be delivered to the Drawees or Acceptors thereof, and such authorisation shall be taken to extend to cases of acceptance for honour.

4. I/We further authorise you, or any of your Managers, or Agents, on default being made in acceptance on presentation or in payment at maturity, of any Bills, or in case of the Drawees or Acceptors suspending payment, becoming bankrupt, or taking steps towards entering into liquidation, or compromising or arranging with Creditors, during the currency of such Bills, whether accepted conditionally or absolutely, or in the case of an advance against shipping or other documents without Bills of Exchange attached thereto, upon my / our failure to pay the amounts advanced, together with all interest, commission and other charges thereon, in accordance with the terms of the advance, to sell all, or any part of goods forming the collateral security for the payment thereof at such times and in such manner as you deem fit, and without notice to me us or any other person or persons, and after deducting usual commission, charges, expenses and all payments made by you under any of the powers hereof, together with such commission on any proceeds of such goods as is charged in ordinary cases between a Merchant and his Correspondent, to apply the net proceeds in payment of such Bills or advances, with interest thereon and with re-exchange and charges where payable; the balance, if any, to be placed at your option against any other of my / or Bills or any other debts or liability secured or otherwise, including Bills or advances current and subject thereto, to be accounted for to the proper parties. In case of loss of ship or goods insured at any time I /We authorize you to realise the policy or policies and charge the same commission and apply the proceeds in like manner as upon a sale of goods.
5. In case the net proceeds of such goods and / or policies shall be insufficient to pay the amount of any Bills or advances, with re-exchange and charges, I / We authorize you, or any of your Managers, or Agents to draw on me / us for the deficiency, without prejudice nevertheless to any claim against any endorser or endorsers of the Bills; and I / we engage to honour such Drafts on presentation, it being understood that the Account Current rendered by you shall be acknowledged as sufficient proof of the amount due.
6. I/We further authorise you, or any of your Manager, or Agents, whether the aforesaid Power of Sale shall or shall not have arisen, at any time before the maturity of any bill, to accept payment from the Drawees or Acceptors thereof any on payment to deliver Bills of Lading and Shipping Documents to such Drawees or Acceptors; and in that event, you are to allow a discount thereon in your discretion at a rate commensurate with the rate of interest/discount ruling and / or prevailing in the country of destination of the goods, for the time they may have to run.
7. In case the Drawees or Acceptors should wish to take delivery of any portion of the goods held as collateral security against Bills before maturity thereof, or in case the Consignees should wish to take delivery of any portion of the goods held as security against advances to me / us on shipping or other documents, you are authorised (but not so as to be binding on you), to make such partial deliveries on receiving payment of a proportionate part of such Bills or of such advances.
8. Your holding collateral securities shall not prejudice your rights on any Bills in cases of dishonour, nor shall any recourse or proceedings taken on any Bills, or your giving time, or entering into any composition or arrangement prejudice or affect your title to such securities or my / our liability to you. It is also agreed that you are not to be responsible for the default of any Warehouse-keeper, Broker, Auctioneer, or other Agent or person employed by you for any purpose in the ordinary course of business.

9. We hereby authorise you, your officers and agents to disclose information relating to our account(s) and/or dealing relationships(s) with you, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with you, to
(a)	your head office, any of your subsidiaries or subsidiaries of your holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential participant or sub-participant in relation to any of the your rights and/or obligations under any agreement between us, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.
10. All the rights and authorities hereby given in you shall extend to and may be exercised by the holders for the time being of any Bills, and / or shipping or other documents.
11. The relations between us as established by this Letter of Hypothecation are subject to Indian Law.
12. This Letter of Hypothecation is to be retrospective in its action, and to apply to all current as well as all future transactions, and is to continue operative, notwithstanding any change in my/ our firm, and shall bind the members of the firm for the time being as if a separate similar Memorandum were signed on the occasion of each transaction.
IN WITNESS WHEREOF the common seal of the Company has been hereunto affixed the day and year first hereinabove mentioned at Bangalore

The Common Seal of Opto Circuits (India) Limited	)
has been affixed hereunto pursuant to the Resolution of the Board of	)
Directors of the Company passed in their meeting dated	)	/s/ Vinod Ramnani
in the presence of:	)	For Opto Circuits (India) Limited
	)	Authorized Signatory
)
the Director/s of the Company, who has/have in token thereof, has /have	)
subscribed his/her/their respective signature/s hereto.	)
Place:
Date: